Exhibit 10.75

SETTLEMENT AGREEMENT REGARDING LOANS

by and among

THIRD PARTY INVESTORS I, LLC
ALTERRA HEALTHCARE CORPORATION
KEY CORPORATE CAPITAL INC.,
and the
LENDERS (as defined herein)

Dated as of March 6, 2002

i

TABLE OF CONTENTS

		PAGE
ARTICLE I DEFINITIONS		2
1.1.	Definitions.	2

ARTICLE II OWNERSHIP AND OPERATION OF PROJECTS; SALES EFFORTS; DEEDS IN LIEU                                                                                                                      8

2.1.	Ownership and Management of Projects.	8
2.2.	[Intentionally Omitted]	8
2.3.	Release of Refinancing Projects.	8
2.4.	Release of Refinancing Projects.	8
2.5.	Third-Party Management Consultant.	8
2.6.	Marketing of Projects by KCCI;	8
	Transition of Ownership and/or Management.
2.7.	Lack of Claims For Commissions.	9
2.8.	License Transfer Obligations.	10
2.9.	Deeds in Lieu in Escrow	10

ARTICLE III WARRANTIES, REPRESENTATIONS, ACKNOWLEDGMENTS AND AGREEMENTS OF BORROWER PARTIES                                                                     13

3.1.	Representations and Warranties of Borrower Parties.	13
3.2.	Acknowledgements and Agreements of Borrower Parties.	16

ARTICLE IV ADDITIONAL COVENANTS OF BORROWER PARTIES                       18

4.1.	Covenants of Borrower Parties.	18
4.2.	Negative Covenants of Borrower.	29

ARTICLE V DEBT SERVICE PAYMENTS AND LOCKBOX                                         31

5.1.	Debt Service.	31
5.2.	Cash Flow Assignment Agreement.	31
5.3.	Collection Account Arrangements.	31

ARTICLE VI DEFAULTS AND REMEDIES                                                                     33

6.1.	Defaults.	33
6.2.	Rights of KCCI Upon Default.	36
6.3.	Acknowledgments.	36

ARTICLE VII FUNDAMENTAL BREACH EVENT, STANDSTILL, COVENANT NOT TO SUE AND RELEASES                                                                                                   38

7.1.	Fundamental Breach Event.	38
7.2.	Standstill.	45
7.3.	Lenders' Covenant Not to Sue as to Deficiency.	45
7.4.	Borrower Parties' Release of and Covenant Not to Sue Lenders.	47
7.5.	Lenders' Release of Borrower Parties.	48
7.6.	Borrower Parties' Indemnification of KCCI and Lenders.	49

ARTICLE VIII CLOSING OF AGREEMENT; ESTABLISHMENT AND CLOSING OF ESCROW                                                                                                                               51

8.1.	Closing Location.	51
8.2.	Deeds in Escrow Agreement.	51
8.3.	Closing Deliveries Relating to Collection Account.	51
8.4.	Other Closing Deliveries.	51
8.5.	Closing Costs.	52

ARTICLE IX MISCELLANEOUS                                                                                       52

9.1.	Miscellaneous.	52

ii

SCHEDULE OF EXHIBITS

EXHIBIT	DESCRIPTION
Exhibit A	Legal description of Real Property for each Project
Exhibit B	Credit Documents
Exhibit C	Amendment to Management Contract
Exhibit D	Standard Owner's Affidavit to Title Company
Exhibit E	Form of Cash Flow Assignment Agreement
Exhibit F	Form of Collection Account Agreement
Exhibit G	List of Projects and Outstanding Loan Balances for Projects
Exhibit H	Forms of Releases
Exhibit I	Forms of Transfer Documents
Exhibit J	Exceptions to Representations, Warranties and Covenants of
Borrower Parties
Exhibit K	Certification of Revenue Journal (including approved form)
Exhibit L	[Intentionally omitted]
Exhibit M	List of Brokers
Exhibit N	Form of Amendment to Operating Agreement
Exhibit O	Form of Deeds in Escrow Agreement

SETTLEMENT AGREEMENT REGARDING LOANS

         THIS SETTLEMENT AGREEMENT REGARDING LOANS (this "Agreement") is made and entered into the 6th day of March, 2002 (the "Effective Date"), by and among THIRD PARTY INVESTORS I, LLC, a Delaware limited liability company ("Borrower"), ALTERRA HEALTHCARE CORPORATION, a Delaware corporation (the "Company"), KEY CORPORATE CAPITAL INC., a Michigan corporation ("KCCI"), as Administrative Agent for certain Lenders (as defined herein) and such Lenders.

BACKGROUND

1.          Borrower and KCCI, individually as a Lender and as Administrative Agent for certain Lenders, entered into a Seventy-Five Million Dollar ($75,000,000.) Master Construction Line of Credit Agreement, dated as of August 31, 1999, (the "Credit Agreement") regarding construction financing for certain Projects, as described on Exhibit A attached hereto.

2.          Company guaranteed the Loans made under the Credit Agreement and serves as Manager for the Projects.

3.          To evidence and secure the extension of credit under the Credit Agreement, Borrower or Company, or both, executed and delivered to KCCI the Credit Documents, including those listed on Exhibit B attached hereto and made a part hereof. Certain of the Credit Documents have been recorded in the appropriate filing offices, as also indicated on Exhibit B.

4.          As contemplated by the Credit Agreement, Borrower has entered into Designated Hedge Agreements, to which certain of the Lenders are parties, and which are entitled to the benefit of the collateral for the Loans.

5.          Borrower has defaulted in performing Borrower's obligations under the Credit Documents by, among other things, failing to pay the installment of principal and interest required by the Note to be paid on April 1, 2001 and by failing to pay all such installments due after April 1, 2001. Borrower also has defaulted in performing Borrower's obligations under the Designated Hedge Agreements.

6.          All notice provisions contained in the Credit Documents and the Designated Hedge Agreements have been complied with, all grace periods have either expired or been waived by Borrower and Company, and Lenders have declared the principal, interest and all other obligations owing by Borrower to the Lender pursuant to the Loan Documents or the Designated Hedge Agreements to be due and payable.

7.          Borrower and Company have determined that the fair market value of the Projects is materially less than the amount of the Obligations.

8.          Borrower and Company have requested that Lenders resolve the default of Borrower and Company under the Credit Documents by agreeing to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, FOR AND IN CONSIDERATION of the sum of Ten and 00/100 Dollars ($10.00) in hand paid, the mutual covenants herein contained, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS

          1.1          Definitions. Except as otherwise defined herein, terms which are defined in the Credit Agreement are used herein with the same meanings and Sections 1.2-1.4 of the Credit Agreement apply to all Workout Documents. All of the following capitalized terms used in this Agreement shall, unless otherwise indicated or defined in this Agreement, have the meanings set forth below:

         "Accrued Debt Service Payments" shall have the meaning set forth in Section 5.1 of this Agreement.

         "Agreement" shall mean this Settlement Agreement Regarding Loans.

         "Allowed Expenses" shall have the meaning set forth in the Cash Flow Assignment Agreement, unless otherwise specified herein.

         "Amendment to Management Contract" shall mean the amendment to each of the Management Contracts to be delivered by Borrower and Company at Closing in the form attached hereto as Exhibit C.

         "Amendment to Operating Agreement" shall have the meaning set forth in Section 4.1(l) of this Agreement.

         "Bankruptcy Code" shall have the meaning set forth in Section 7.1(a)(xi) of this Agreement.

         "Borrower Parties" shall mean, collectively, Borrower and Company.

         "Borrower Parties'Covenant Not to Sue" shall have the meaning set forth in Section 7.4 of this Agreement.

         "Borrower Parties'Release" shall have the meaning set forth in Section 7.4 of this Agreement.

         "Borrower Party Release Date" shall have the meaning set forth in Section 7.3 of this Agreement.

         "Broker" shall mean any broker or other agent or consultant with which Borrower or Company has entered into a listing agreement or any other agreement providing for a commission or other payment upon sale or re-financing of any Project.

         "Cape Coral Project" shall mean the Project located in Cape Coral, Florida upon the real property so described on Exhibit A.

         "Cash Flow Assignment Agreement" shall mean the assignment of all Project Revenues by Borrower and Company in favor of KCCI to be delivered by Borrower and Company at Closing in the form attached hereto as Exhibit E.

         "Certification of Revenue Journal" shall mean the certification as to of Revenue Journals to be delivered by Borrower and Company at Closing in the form attached hereto as part of Exhibit K.

         "Claims" shall have the meaning set forth in Section 7.4 of this Agreement.

         "Closing" shall mean the closing of the transactions contemplated by this Agreement in accordance with the terms of Article VIII of this Agreement.

         "Closing Date" shall mean March 6, 2002.

         "Collection Account" shall have the meaning set forth in Section 5.3(a) of this Agreement.

         "Collection Account Agreement" shall mean the Collection Account Agreement among Borrower, Company, KCCI and the depository institution as to the Collection Account, as the case may be, to be entered into at Closing in the form attached hereto as Exhibit F.

         "Combined Income Statement" shall have the meaning set forth in Section 5.5 of this Agreement

         "Consultant" shall have the meaning set forth in Section 7.1(b)(iii) of this Agreement.

         "Covenant Not to Sue" shall have the meaning set forth in Section 7.3 of this Agreement.

         "Credit Agreement" shall mean that certain Seventy-Five Million Dollar ($75,000,000) Master Construction Line of Credit Agreement dated as of August 31, 1999, among Borrower, Company, KCCI and Lenders, as the same may have been, and may be, amended from time to time.

         "Cure Offer" shall have the meaning set forth in Section 7.1(b)(iii) of this Agreement.

         "Cure Payment Amount" shall have the meaning set forth in Section 7.1(b)(iii) of this Agreement.

         "Cure Payment Date" shall have the meaning set forth in Section 7.1(b)(iii) of this Agreement.

         "Debt Service Payments" shall have the meaning set forth in Section 5.1 of this Agreement.

         "Deeds in Escrow Agreement" shall mean the agreement among Borrower Parties, KCCI and the Escrow Agent concerning the Transfer Documents, in the form attached to this Agreement as Exhibit O.

         "Deeds" shall mean the general warranty deed for each of the Projects included within the Transfer Documents in the form attached to this Agreement as part of Exhibit I.

         "Default" shall mean the occurrence of any of the events described in Section 6.1 of this Agreement.

         "Defect" shall have the meaning set forth in Section 2.9 of this Agreement.

         "Deficiency Notices" shall have the same meaning set forth in Section 4.1(y) of this Agreement.

         "Delayed Release Date" shall have the meaning set forth in Section 7.3 of this Agreement.

         "Endorsement" shall have the meaning set forth in Section 2.9 of this Agreement.

         "Escrow Agent" shall mean the escrow agent under the Deeds in Escrow Agreement.

         "Effective Date" shall have the meaning set forth in the Preamble of this Agreement.

         "Escrow Closing Date" shall mean March 31, 2003.

         "Filing Date" shall have the meaning set forth in Section 7.1(a)(xi) of this Agreement.

         "First Performance Condition" shall mean the delivery by Borrower Parties to KCCI of Refinancing Commitments for each of the Refinancing Projects on or before December 28, 2001.

         "Florence Project" shall mean the Project located in Florence, New Jersey upon the real property so described on Exhibit A.

         "Foreclosure" as used throughout this Agreement shall mean any sale or conveyance resulting from KCCI's exercise of any of its rights or remedies contained in the Credit Documents.

         "Highland Ranch Project" shall mean the Project located in Highland Ranch, Colorado upon the real property so described on Exhibit A.

         "Inadvertent Failure" shall have the meaning set forth in Section 7.1(b)(i)(I) of this Agreement.

         "Indemnified Persons" shall have the meaning set forth in Section 7.6(a) of this Agreement.

         "Insurance Policies" shall have the meaning set forth in Section 3.1(f) of this Agreement.

         "Lender Released Parties" shall have the meaning set forth in Section 7.4 of this Agreement.

         "License Transfer Obligations" shall have the meaning set forth in Section 2.8 of this Agreement.

         "Licensee" shall mean any prospective new manager and/or owner of a Project which must obtain a license or other governmental approval in order to continue operation of any such Project as an assisted living or dementia/Alzheimer's facility.

         "Licensee Standards" shall mean, collectively, the following: (a) the Licensee or its parent or Affiliate currently holds a similar license or licensees that are in good standing; (b) the Licensee or its parent or affiliate has at least three (3) years'of experience managing one (1) or more senior housing facilities projects of the same type as the Project in question (whether assisted living, dementia or Alzheimer care center); and (c) the Licensee has in effect adequate liability insurance, subject to commercially reasonable availability.

         "Licenses" shall have the same meaning set forth in Section 4.1(y) of this Agreement.

         "Losses" shall have the same meaning set forth in Section 7.6(a) of this Agreement.

         "Management Consultant" shall have the meaning set forth in Section 2.5 of this Agreement.

         "Material Adverse Effect" shall mean any or all of the following: (i) any material adverse effect on the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of, when used with reference to Borrower, Borrower, or when used with reference to Company, Company and its Subsidiaries, taken as a whole, as the case may be; (ii) any material adverse effect on the ability of Borrower or Company to perform its obligations under the Workout Documents to which it is a party, or (iii) any material adverse effect on the validity, effectiveness or enforceability, as against any Borrower Party, of any of the Workout Documents to which it is a party.

         "NOI" shall mean for any period, with respect to any Project, all Project Revenues receivable in the ordinary course of business from such Project minus the cost of maintaining such Project which are the responsibility of the owner and are not paid directly by any tenant or other occupant, including, without limitation, taxes, insurance, repairs and maintenance, but excluding for this purpose any management fee, and excluding depreciation, amortization, general corporate administrative expenses and interest costs. Without limiting the foregoing, the expenses shall include only Allowed Expenses (as defined in the Cash Flow Assignment Agreement (including in Allowed Expenses, for purposes of this definition of NOI, accruals for expenses of the type shown on historic monthly operating expense reports delivered to KCCI and capital expenditures approved in advance by KCCI). In each case, NOI shall be determined in accordance with GAAP.

         "Operating Account" shall have the meaning set forth in Section 5.1 of this Agreement.

         "Operating Agreement" shall mean that certain Amended and Restated Operating Agreement of Borrower dated as of the Effective Date.

         "Operating Deficits" shall have the meaning set forth in Section 5.5 of this Agreement.

"Performance Conditions" shall mean, collectively, the First Performance Condition, the Second Performance Condition and the Third Performance Condition.

         "Plan Confirmation Date" shall have the meaning set forth in Section 7.3 of this Agreement.

         "Project Revenues" shall mean all rents, profits, receipts and other operating revenues relating to a Project, including all funds relating to the Project which are held in any account of Borrower Parties or which have been otherwise collected by Borrower Parties prior to the date hereof, such as security or other deposits held under Residency Agreements.

         "Projects" shall mean the assisted living or dementia/Alzheimer's care facilities owned by Borrower and set forth on Exhibit G attached hereto and made a part hereof.

         "Prospective Buyer" shall have the meaning set forth in Section 2.6 of this Agreement.

         "Refinancing Commitment" shall mean a bona fide and fully executed written commitment for the refinancing (including a sale-leaseback transaction) of a Refinancing Project: (a) from an institutional lender approved by Lenders; (b) providing for the satisfaction or lapse of all due diligence contingencies to the lender's performance not later than January 31, 2002; (c) providing for a closing not later than February 15, 2002; and (d) otherwise reasonably acceptable to Lenders.

         "Refinancing Project" shall mean any of the following Projects: (a) Highland Ranch Project; (b) Cape Coral Project; and (c) Florence Project.

         "Release Price" shall mean the amounts required to be received by KCCI upon the refinancing of a Refinancing Project, to entitle Borrower or Company to the release of a lien upon such Project created by the Credit Documents and a release from escrow of all Transfer Documents relating to such Project.

         "Release" shall mean, for each Project, a release document as to the lien of the Security Documents held by KCCI and encumbering such Project, such Release to be substantially in the form attached hereto as Exhibit H, modified as appropriate to conform to the laws and practices of the state in which the Project(s) to be released is (are) located, together with releases and terminations of UCC Financing Statements.

         "Required Licenses and Approvals" shall mean all licenses or approvals required for the operation of a Project as an assisted living or dementia/Alzheimer's facility.

         "Residency Agreement" shall mean a sublease or other agreement between Borrower or the Manager and an individual resident entitling the resident to occupancy of a unit at a Project.

         "Revenue Journal" shall mean a monthly report in the form attached hereto as Exhibit K for each Project, showing all fees and charges payable for such month by each resident of a Project pursuant to the applicable Residency Agreement.

         "Second Performance Condition" shall mean all due diligence contingencies under each Refinancing Commitment shall have been satisfied or lapsed not later than January 31, 2002.

         "Section 7.1(b) Event" shall have the meaning set forth in Section 7.1(b)(i) of this Agreement.

         "Section 7.3 Date" shall have the meaning set forth in Section 7.5 of this Agreement.

         "Subordinated Management Fees" shall have the meaning set forth in Section 5.5 of this Agreement.

         "Super-Priority Administrative Claim" shall have the meaning set forth in Section 7.1(a)(xi) of this Agreement.

         "Term" shall mean the period commencing upon the Effective Date and ending upon the Escrow Closing Date.

         "Third Performance Condition" shall mean that: (a) each of the loans contemplated by the Refinancing Commitments shall have closed pursuant to the terms of such Refinancing Commitments on or before the tenth (10th) Business Day after the Effective Date; and (b) the proceeds of each such loan shall have been applied to the payment of the Release Price applicable to the Refinancing Project.

         "Title Commitment" shall have the meaning set forth in Section 2.9 of this Agreement.

         "Title Policy" shall have the meaning set forth in Section 2.9 of this Agreement.

         "Transfer Documents" shall mean the documents identified on Exhibit I attached hereto and made a part hereof, and in the forms attached to Exhibit I, as Schedules 1 through 3, inclusive, and such additional documents as KCCI may require pursuant to Section 2.9(b) in form and substance acceptable to KCCI.

         "Unauthorized Failure" shall have the meaning set forth in Section 7.1(b)(i)(J) of this Agreement.

         "Work out Documents" shall mean, collectively, the following documents: (a) this Agreement; (b) the Transfer Documents; (c) the Deeds in Escrow Agreement; (d) the Collection Account Agreement; (e) the Cash Flow Assignment Agreement; and (f) all other documents contemplated by this Agreement or by any document included as an Exhibit hereto.

ARTICLE II

OWNERSHIP AND OPERATION OF PROJECTS; SALES EFFORTS; DEEDS IN LIEU

         2.1         Ownership and Management of Projects. During the Term of this Agreement, but subject to the provisions of this Article II, (a) Borrower shall maintain fee ownership of all Projects and (b) Company shall perform its obligations under the terms of the Management Contract for each Project.

         2.2          Intentionally Omitted.

         2.3          Release of Refinancing Projects. Borrower will have the right until December 28, 2001 to finalize Refinancing Commitments on any of the Refinancing Projects, thereby achieving the First Performance Condition. The Refinancing Projects may, but need not, be included in one Refinancing Commitment. In either case, however, the Refinancing Projects shall be treated in the aggregate for purposes of the release, including without limitation as to the Release Price, as the parties agree that KCCI's liens as to the Refinancing Projects shall be released only contemporaneously. The minimum aggregate Release Price for the Refinancing Projects shall be $11,764,367. Any excess of the net refinancing proceeds over the minimum aggregate Release Price shall be payable 66.67% to KCCI and 33.33% to Borrower, such payment to be made contemporaneously with the payment of the minimum aggregate Release Price. The closing costs deducted in reaching the net refinancing proceeds shall be only those reasonable closing costs approved by KCCI.

         2.4          Release of Refinancing Projects. In connection with refinancing of a Refinancing Project satisfying the Third Performance Condition, KCCI shall provide a Release for such Refinancing Projects.

         2.5          Third-Party Management Consultant. Borrower and Company agree that KCCI shall have the right, at its sole option, to engage a third-party property management consultant (the "Management Consultant") to advise KCCI with respect to the Projects. All costs, fees and expenses payable or incurred by the Management Consultant shall be paid by Borrower Parties from Project Revenues. Borrower and Company shall cooperate fully and promptly with the Management Consultant and provide the Management Consultant with all information or documentation concerning Borrower Parties and the Projects requested by the Management Consultant from time to time.

          2.6          Marketing of Projects by KCCI; Transition of Ownership and/or Management. Subject to Borrower's and Company's rights under Section 2.3 of this Agreement, KCCI shall have the right, but not the obligation, at its sole option, to market for sale any of the Projects. Borrower and Company agree to use commercially reasonable efforts to cooperate promptly with and assist KCCI in connection with its efforts to market and sell the Projects and in connection with the transition to new ownership and/or new management of one or more Project(s). Such cooperation and assistance from Borrower Parties shall include:

(a)          identifying to KCCI any potential buyers for the Projects identified by Borrower Parties;

(b)          the referral to KCCI of potential buyers of the Projects that approach either Borrower or Company regarding purchase of a Project;

(c)          providing, upon reasonable advance notice, access to KCCI, its designee(s) and prospective buyers and/or managers of the Projects, and their respective brokers, financiers, brokers, employees, officers, representatives or agents, (each, a "Prospective Buyer") to inspect the Projects and to review and make copies of books and records concerning the Projects, including service contracts assignable to a buyer and/or manager and Residency Agreements and records relating to them (subject to restrictions under applicable laws and regulations regarding privacy rights of residents);

(d)          providing to any Prospective Buyers, upon reasonable advance notice, operating and other information of the type generally provided by Company to prospective purchasers in connection with a proposed purchase of a Project, including making available to them on-site managers to discuss the Projects and their operations, including issues relating to transition of operations and/or management; and

(e)          promptly after KCCI has notified Borrower Parties of a planned or actual acceptance of Transfer Documents from the Escrow Agent and/or of transfer of management, and in coordination with such transfer of ownership and/or management, (i) carrying out the transition procedures set forth in clauses 4(ii) through (iv) of Section 4(i) of the Cash Flow Assignment Agreement, except that the term "New Manager Project" shall refer in this case to each Project covered by KCCI's notice, and (ii) without limiting the terms of the Transfer Documents, delivering to the Prospective Buyer true and complete, original executed copies (including all amendments, modification and supplements thereto) of the documents such as the assignable service contacts or equipment leases which KCCI or a Prospective Buyer, as the case may be, elects to accept by assignment and the Residency Agreements for the Project(s) at issue.

Further, and without limiting the foregoing, KCCI shall have the right, but not the obligation, at its sole option, to show the Projects to interested prospective buyers and/or managers, engage one or more real estate brokers, direct the sale of one or more of the Projects to a buyer identified by KCCI and disclose financial and non-public information regarding the Projects to such Prospective Buyers. Prior to any such disclosure of financial or non-public information by KCCI or by Borrower Parties, to a Prospective Buyer, KCCI shall cause such Prospective Buyers to execute confidentiality agreements limiting dissemination of such information to employees, consultants and other agents of such third-parties and as otherwise required to be disclosed by law.

          2.7         Lack of Claims For Commissions. Borrower and Company represent and warrant that Cohen & Steers has no claim against KCCI, Lenders or the Projects in connection with any activity related to sale of the Projects other than the Refinancing Projects. Except as provided in the preceding sentence and identified on Exhibit M , each of Borrower and Company hereby warrants and represents that it has not entered into any listing agreements or authorized anyone to sell the Projects on its behalf and has no knowledge of any broker or brokers operating on its behalf in connection with any sale of the Projects, whether with authorization or without. Borrower and Company hereby agree to indemnify, defend and save KCCI and Lenders harmless from and against the payment of any real estate broker's or other sales commission, and from and against all loss, cost and expense (including without limitation attorneys'fees) suffered by KCCI or Lenders as a result of Borrower's or Company's warranty under this paragraph being incorrect. Borrower and Company shall cause Cohen & Steers to acknowledge, by a writing delivered to KCCI not later than the Closing Date, that it has no claim against KCCI, Lenders, or the Projects due to sale of the Projects other than the Refinancing Projects and that, if the First Performance Condition fails to occur by December 28, 2001 as to any individual Refinancing Project, or the Second Performance Condition fails to occur by January 31, 2002 as to any individual Refinancing Project, or the Third Performance Condition fails to occur by the tenth (10th) Business Day after the Effective Date as to any individual Refinancing Project, then Cohen and Steers also has no claim against KCCI, Lenders or the Projects as to which the failure of such Performance Condition has occurred.

          2.8         License Transfer Obligations. Without limiting the provisions of any Management Contract, Company agrees to cooperate fully with all reasonable requests made by KCCI and any transferee of a Project in connection with the obtaining or transfer of all Required Licenses and Approvals relating to the operation of a Project (the "License Transfer Obligations") throughout the Term of this Agreement and thereafter as required by the terms of the Amendment to Management Contract. Further, Borrower and Company agree to execute and deliver at closing an Amendment to the Management Contract for each Project, such amendment to be effective upon the Closing. Any indemnification to Company under Section 9.2 of each Management Contract shall be provided or guaranteed by either the new third party owner, the new management company or the grantee of the deed in lieu as designated by KCCI (but not by KCCI or by Lenders), and in each case, the Company shall have no obligation to permit use of its License by each new manager and/or owner unless (i) reasonable indemnification as required by Section 9.2 of the Management Contract is provided to the Company and (ii) such new manager and/or new owner is in substantial compliance with the Licensee Standards. Notwithstanding the terms of the Management Contract as amended by the Amendment to Management Contract, Company and Borrower agree that no Operations Transition Fee (as defined in the Management Contract) shall be payable upon closing under any Refinancing Commitment or upon any sale or refinancing of a Project or other management transition on or after the Effective Date.

          2.9         Deeds in Lieu in Escrow         (a) [Intentionally Omitted]

          (b)          Deposit in Escrow; Further Assurances. At the Closing, Borrower shall deposit in escrow with the Escrow Agent the executed Transfer Documents for each Project; provided, however, that Borrower shall be obligated to deposit the executed Transfer Documents for the Refinancing Projects in escrow within twelve (12) Business Days after the Effective Date, but only if the Third Performance Condition is not satisfied by the tenth (10th) Business Day after the Effective Date. Borrower Parties authorize KCCI to provide a copy of this Settlement Agreement to Escrow Agent and further agree to deliver to a title company selected by KCCI on or prior to the Closing Date the standard owner's affidavit in the form attached as Exhibit D. Borrower further agrees to execute, acknowledge, deliver, file or do at its sole cost and expense, all other acts, assignments, notices, agreements or other instruments, in form and substance reasonably acceptable to KCCI, as KCCI may reasonably require in order to effectuate, assure, convey, secure, assign, transfer and convey, to the extent permitted under applicable laws, rules and regulations, unto KCCI or its designee, Borrower's right, title and interest in and to the Projects. If at the time of KCCI's notice to Borrower of such requirements as to a Project, the Transfer Documents for such Project remain on deposit in escrow with the Escrow Agent, then Borrower likewise shall deposit the additional instruments in the escrow. Otherwise, Borrower shall deliver such instruments to KCCI or its designee, pursuant to KCCI's direction.

         (c)          Deliveries from Escrow. At any time and from time to time with respect to one or more Projects, KCCI shall have the right at KCCI's option, but not the obligation (except as provided below in Section 2.9(e)), to direct the Escrow Agent to deliver to KCCI or its designee (i) some or all of the Transfer Documents for one or more Project(s) and to cause such Transfer Documents to be recorded; or (ii) as provided below, to direct Borrower to substitute for the Transfer Documents as to such Project(s) documents in the same form but naming a buyer designated by KCCI as grantee; provided, however, that KCCI may so direct the Escrow Agent as to Transfer Documents for a Refinancing Project only upon the failure to occur of the First Performance Condition by December 28, 2001 as to any such individual Refinancing Project, or the failure to occur of the Second Performance Condition by January 31, 2002 as to any such individual Refinancing Project, or the failure to occur of the Third Performance Condition by the tenth (10th) Business Day after the Effective Date as to any such individual Refinancing Project. In any of such cases, the grantee may be an affiliate of KCCI. Notwithstanding acquisition of a Project by KCCI or its designee, the Note for that Project shall not be cancelled, KCCI shall retain its right to elect to pursue foreclosure and the interest of KCCI or such designee in the Project after acquisition shall not merge with KCCI's interest in and lien upon the Project under the Credit Documents. KCCI shall use reasonable efforts to notify Borrower Parties of any such withdrawal on the date thereof.

          (d)         Aggregate Re-Financing. The references in this Section 2.9 to individual Refinancing Projects shall not modify the requirements above in Section 2.3 to an aggregate, contemporaneous closing for the release of Refinancing Projects.

          (e)          Escrow Closing Date. In the event that any Transfer Documents remain in escrow with the Escrow Agent on the Escrow Closing Date, then not later than such date KCCI shall direct the Escrow Agent to deliver to KCCI, or to one or more designees of KCCI (which may be Affiliates of KCCI), all Transfer Documents remaining in escrow with the Escrow Agent, and, upon such date, subject to the License Transfer Obligations, all of the Management Contracts shall terminate and neither Borrower nor Manager shall have any further obligation to manage or operate any of the Projects.

          (f)          Effect of Transfer Documents. Borrower Parties acknowledge and agree (i) that the Transfer Documents shall be deemed effective to convey the Projects to KCCI's designee only if, as and when the Transfer Documents are delivered at KCCI's direction in accordance with the terms hereof; (ii) that KCCI's acceptance of the Transfer Documents shall not be deemed an election of remedies or a waiver of any of KCCI's rights and remedies under this Agreement, or under any of the other Workout Documents or the Credit Documents or at law or in equity; and (iii) that KCCI's acceptance of the Transfer Documents shall not constitute a cure of any default under the Loans and the Credit Documents (including, without limitation, the satisfaction of or reinstatement of the indebtedness evidenced and secured thereby) or a cure of any Default.

          (g)          Absolute Conveyance. Borrower Parties acknowledge and agree that: (i) the conveyance of a Project to KCCI or its designee upon delivery by the Escrow Agent of the applicable Transfer Document, pursuant to the terms of this Agreement is an absolute conveyance of all of Borrower's right, title and interest in and to such Project in fact as well as in form, and the Transfer Documents are not intended to be a mortgage, trust conveyance, deed of trust, or security instrument of any kind; (ii) the consideration for that conveyance is exactly as recited in this Agreement; and (iii) after delivery of the Transfer Document by the Escrow Agent to KCCI or its designee pursuant to the terms of this Agreement, Borrower will have no redemption, or claims in, to or against such Project or to the proceeds or profits that might be derived therefrom. Without limiting the foregoing, terms used in the Transfer Documents such as "to the extent assignable under applicable law", "subject to applicable law" and words of similar effect are intended by the parties to reflect only that certain state laws and/or regulations concerning assisted living or dementia/Alzheimer care facilities, as the case may be, may condition assignment or transfer of Residency Agreements and/or rights to own, operate or manage such facilities upon satisfaction of certain licensing or other similar requirements.

          (h)          No Merger. The parties acknowledge and agree that all of the Credit Documents will remain in full force and effect after the transactions contemplated by this Agreement have been consummated, subject to release only as provided in Section 7.4 of this Agreement. The parties further acknowledge and agree that the interest of KCCI in the Projects created by all of the conveyances provided for in this Agreement will not merge with the interests of KCCI in the Projects created under the Credit Documents. It is the express intention of each of the parties that those interests of KCCI in the Projects will not merge, but be and remain at all times separate and distinct, notwithstanding any union of that interest in KCCI at any time by purchase, termination, or otherwise, and that the liens held by KCCI against the Projects created by certain of the Credit Documents will remain valid and continuous liens against the Projects at all times unless and until expressly cancelled and released by KCCI, including, without limitation, by the Releases.

          (i)          KCCI's Disclaimer. Except as provided in Section 8.5 of this Agreement, KCCI has not and will not agree to assume or incur any liability or responsibility with respect to any expenses incurred or accrued by Borrower Parties prior to the Closing Date with respect to the Projects, or any other obligation or liability of Borrower Parties. Borrower Parties hereby indemnify and agree to defend and hold KCCI harmless from and against any and all expenses (including, without limitation, reasonable attorneys fees and litigation expenses), actions or causes of action, arising out of such expenses, obligations, or liabilities, whether now known or unknown by either Borrower Parties or KCCI.

          (j)          Casualty and Eminent Domain. Without limiting any provisions of the Credit Documents, until such time as the Transfer Documents for a Project are delivered to KCCI or its designee pursuant to Section 2.9 or until a Release is delivered by KCCI in connection with a sale or refinancing of a Project, the terms of the Credit Documents shall continue to govern any casualty or condemnation to the Project, including any insurance proceeds or condemnation awards or other rights, in the manner applicable during the ongoing existence of Events of Default, provided that Borrower Parties shall have no obligation (i) to repair, restore or replace loss or damage to a Project due to casualty or condemnation except to the extent insurance or condemnation proceeds are made available therefor or (ii) to operate or manage a Project after casualty or condemnation except to the extent proceeds of business interruption insurance are made available therefor.

ARTICLE III

WARRANTIES, REPRESENTATIONS, ACKNOWLEDGMENTS
AND AGREEMENTS OF BORROWER PARTIES

          3.1          Representations and Warranties of Borrower Parties. Borrower Parties, and each of them, jointly and severally, hereby represent and warrant to KCCI and Lenders as follows:

(a)         Authority of Borrower. That Borrower is a duly organized, validly existing limited liability company in good standing under the laws of the State of Delaware and has duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified except where the failure to be so qualified would not have a Material Adverse Effect; that a true and correct copy of the Operating Agreement has been delivered to KCCI; that the Operating Agreement has not been modified or amended; that Borrower has the power and authority to execute, deliver and perform its obligations under this Agreement and under the other Workout Documents; that the execution, delivery and performance of this Agreement by Borrower has been consented to and approved pursuant to all requisite authorizing action, in accordance with the Operating Agreement; each Workout Document to which it is party constitutes the legal, valid and binding agreement or obligation of Borrower enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors'rights and by equitable principles (regardless of whether enforcement is sought in equity or at law); that the execution and delivery of this Agreement and the other Workout Documents by Borrower does not and will not (i) violate any provision of any law, rule, regulation, order or judgment presently in effect having applicability to Borrower or the Operating Agreement; (ii) result in a breach or constitute or cause a default under any agreement or instrument to which Borrower is a party or by which Borrower or any of the Projects may be bound or affected; and (iii) that Borrower is not presently in violation of any such law, rule, regulation, order or judgment or in default under any such agreement or instrument in any manner which would affect the validity or enforceability of this Agreement or the other Workout Documents.

(b)         Authority of Company. That Company is a duly organized, validly existing corporation in good standing under the laws of the State of Delaware and has duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified except where the failure to be so qualified would not have a Material Adverse Effect; that a true and correct copy of Company's articles of incorporation, by-laws and other formation documents have been delivered to KCCI; that Company's formation documents have not been modified or amended; that Company has the power and authority to execute, deliver and perform its obligations under this Agreement and under the other Workout Documents; that the execution, delivery and performance of this Agreement by Company has been consented to and approved by all requisite corporate action; each Workout Document to which it is a party constitutes the legal, valid and binding agreement or obligation of Company enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors'rights and by equitable principles (regardless of whether enforcement is sought in equity or at law); that the execution and delivery of this Agreement and the other Workout Documents by Company does not and will not (i) violate any provision of any law, rule, regulation, order or judgment presently in effect having applicability to Company or its formation documents; or (ii) result in a breach or constitute or cause a default under any agreement or instrument to which Company is a party or by which Company or any of the Projects may be bound or affected; and (iii) that Company is not presently in violation of any such law, rule, regulation, order or judgment or in default under any such agreement or instrument in any manner which would affect the validity or enforceability of this Agreement or the other Workout Documents.

(c)          No Bankruptcy Intent. That Borrower has no present intent to file any voluntary petition under any Chapter of the Bankruptcy Code, or in any manner to seek relief, protection, reorganization, liquidation, dissolution or similar relief for debtors under any other local, state, federal or other insolvency laws or laws providing for relief of debtors at law or in equity; and that the filing of any such petition, or the seeking of any such relief by Borrower in breach of this representation, would be in bad faith and solely for purposes of delaying, inhibiting or otherwise impeding the exercise by KCCI of KCCI's rights and remedies against Borrower or the Projects pursuant to this Agreement and the Workout Documents, the Credit Documents or at law or in equity; that the indebtedness outstanding under the Loans as of the Effective Date, as referred to in Section 3.2(c), is materially greater than the fair and true market value of the Projects as of the Effective Date; and that, in the event that the Projects or any portion thereof were to become the property of any bankruptcy estate or the subject of any state, federal or other bankruptcy dissolution, liquidation or insolvency proceeding, neither the Projects, nor any one or more of the Projects, is necessary for an effective reorganization of Borrower or of Company, nor would Borrower have any reasonable likelihood to successfully reorganize its financial affairs in a bankruptcy.

(d)         Personal Property Collateral. That none of Borrower Parties has at any time heretofore removed, relocated or otherwise transferred any of the Collateral constituting personal property from the Projects other than excess, surplus or worn out furniture, furnishings and equipment in the ordinary course of business

(e)         [Intentionally omitted]

(f)         Insurance. Contemporaneously herewith, Borrower has delivered to KCCI (i) copies of all insurance policies presently in effect with respect to the Projects and (ii) Certificates of Insurance, with respect to such policies, naming KCCI as loss payee or additional named insured as required by Section 4.1(o) of this Agreement (the "Insurance Policies").

(g)         Financial Statements of Borrower Parties. That the consolidated financial statements of Company dated September 30, 2001, (which consolidation includes and reflects the financial results of Borrower) the balance sheet and income statement of Borrower, dated December 31, 2001 and the operating statements for the Projects dated December 31, 2001, delivered to KCCI are true, correct and complete in all material respects and fairly present the financial condition of Company, Borrower and the Projects, respectively, as of the date thereof; that, except for the existing defaults under the Loans and except as otherwise disclosed to KCCI in writing heretofore or contemporaneously herewith, there has been no Material Adverse Effect as to the financial condition of Company between the date of said financial statements and the Effective Date; and that Borrower Parties acknowledge that said financial statements have been provided to KCCI in writing to induce KCCI to enter into this Agreement and the other Workout Documents and to compromise the claims set forth herein and are relied upon by KCCI for such purposes.

(h)          Legal Proceeding and Compliance with Laws. That (i) except as disclosed on Exhibit J with respect to the Company, none of Borrower Parties has received any written notice of, and to the best knowledge of Borrower Parties, there are no, pending or, to the knowledge of Borrower Parties, threatened, suits, judgments, proceedings or other legal or equitable actions or proceedings against the Projects or any of Borrower Parties that have, or could reasonably be expected to have, a Material Adverse Effect, or which question the validity or enforceability of this Agreement or any of the transactions or proceedings contemplated by this Agreement; (ii) none of Borrower Parties has received any such notice of any actual or threatened revocation, suspension, probation, restriction, limitation, forfeiture or refusal to renew any License; (iii) none of Borrower Parties has received any written notice from any Governmental Authority (other than as described in clause (ii) above) claiming that any of Borrower Parties, or any of the Projects, is not presently in compliance with any laws, ordinances, rules or regulations bearing upon the use and operation of the Projects, which failure to comply would have a Material Adverse Effect; (iv) Borrower Parties have furnished to KCCI copies of all agency inspection reports, audits, surveys, investigations, reviews or evaluations as to any Project describing matters that would have a Material Adverse Effect and all responses or plans of correction of any of Borrower Parties relating thereto; and (v) that all material permits, licenses or other evidences of authority to use and operate the Projects as they are presently being operated are current, valid and in full force and effect.

(i)         Condemnation or Annexation Proceedings. That, to the best knowledge of Borrower Parties, there are no pending or threatened condemnation proceedings or annexation proceedings affecting the Projects.

(j)          Operating Statements. That each and every operating statement delivered by Borrower Parties to KCCI in connection with or pursuant to this Agreement is a true, correct and complete statement in all material respects of the results of the operation of the Projects for the period covered thereby.

(k)        nbsp;Encumbrances. That, to the best knowledge of Borrower Parties, there are no Encumbrances on the Projects other than Permitted Exceptions (as defined in the Mortgages).

(l)         Identification of Brokers. That attached as Exhibit M is a true, correct and complete list of all Brokers.

(m)          Source of Accrued Debt Service Payments. That the funds used to pay the Accrued Debt Service Payments are Borrower's funds, derived from operation of the Projects.

3.2          Acknowledgements and Agreements of Borrower Parties. Each of Borrower Parties further individually acknowledges and agrees, represents and warrants as follows as of the Effective Date:

(a)          Mortgages. That the Mortgages constitute valid security interests in, first priority security liens on and security title to all of the Real Property (as defined in the Mortgages) and Personal Property Collateral (as defined in the Mortgages) and the real and personal property collateral described in the Mortgages, subject only to (i) the Permitted Exceptions, as defined in the Mortgages, and (ii) the rights of any tenants, residents or occupants of the Projects permitted under the Credit Documents.

(b)         Credit Documents. That the Credit Documents constitute valid and legally binding obligations of Borrower Parties enforceable against Borrower Parties and the Projects in accordance with their respective terms; that Borrower Parties have no defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever with respect to the Loans or the Credit Documents or the indebtedness evidenced and secured thereby, or with respect to any other documents or instruments now or heretofore evidencing, securing or in any way relating to the Loans, or with respect to the administration or funding of the Loans or the development, operation or financing of the Projects; and that Borrower Parties do hereby expressly waive, release and relinquish any and all such defenses, setoffs, claims, counterclaims and causes of action.

(c)          Indebtedness. That, as of January 31, 2002, (i) the outstanding principal balance of the Loans affecting each Project is set forth on Exhibit G attached hereto and made a part hereof; (ii) interest (including default interest) has accrued and remains unpaid in the amounts set forth on Exhibit G, and (iii) interest on the foregoing principal balances continues to accrue and shall hereafter accrue in accordance with the terms of the Notes; that Defaults and Events of Default have occurred and are continuing under the Credit Documents, and that any and all notices thereof required to be sent to Borrower Parties, or any of them, under the Credit Documents have been properly and timely provided; and that the indebtedness evidenced and secured by the Credit Documents has been validly accelerated and is now due and payable in full and shall remain due and payable in full in accordance with this Agreement. All payments have been appropriately applied and credited on the Loans and the balance indicated is net of those credits. Borrower Parties'indebtedness under the Loans is a valid and binding obligation and there are no claims, setoffs or defenses to the payment or performance by Borrower Parties of Borrower Parties'indebtedness or other obligations to the Lenders.

(d)         No Novation or Release. (i) That, except as may be expressly provided in this Agreement or the other Workout Documents, neither this Agreement nor any of the other Workout Documents is intended to be, and none shall be deemed or construed to be, a reinstatement, novation, amendment, modification or release of the Loans or the Credit Documents, or any of them; and (ii) that neither this Agreement nor any of the other Workout Documents nor any payments made or other actions taken pursuant to this Agreement or any of the other Workout Documents shall be deemed to cure any existing Defaults or Events of Default under the Credit Documents or to cure or reinstate the Loans or the Credit Documents, it being the intention of the parties hereto that the Loans are and shall remain in default and immediately due and payable in full notwithstanding this Agreement and the other Workout Documents.

(e)         Background Statements. That the Background statements at the beginning of this Agreement are true and correct.
ARTICLE IV

ADDITIONAL COVENANTS OF BORROWER PARTIES

          4.1          Covenants of Borrower Parties. Borrower Parties, jointly and severally, covenant and agree with KCCI and the other Lenders that:

         (a)          Performance of Credit Documents. This Agreement shall not waive, amend or otherwise affect or diminish any obligation of Borrower Parties to perform under the Credit Documents. Borrower Parties hereby confirm and re-affirm their respective obligations under the Credit Documents, provided, however, that Borrower Parties'failure to perform or breach of their obligations under the Credit Documents, or the existence of an Event of Default under the Credit Documents, shall not constitute a Default hereunder.

         (b)         Notice of Proceedings. Borrower Parties shall notify KCCI in writing, (i) within ten (10) Business Days after actual knowledge thereof by an officer of Company, of any event or notice of the kind referred to in Section 3.1(h) relating to a Project; and (ii) within five (5) Business Days after actual knowledge thereof by an officer of Company, of the occurrence of any event (other than one to which clause (i) of this Section 4.1(b) applies) which constitutes a Default, or which with notice and/or the lapse of time without a cure, as applicable, would constitute a Default, which notice shall specify the nature thereof, the period of existence thereof and what action Borrower Parties propose to take with respect thereto.

         (c)         Further Assurances. Borrower Parties shall execute and deliver to KCCI such agreements, instruments, documents, financing statements and other writings as may be requested from time to time by KCCI to evidence the existing or future indebtedness of Borrower Parties to KCCI and, to the extent of their respective interests in the Projects, to perfect and to maintain the perfection of KCCI's lien and security interest in and to the Projects and to consummate the transactions contemplated by or in the Credit Documents, this Agreement or the other Workout Documents.

          (d)         Books and Records. Borrower Parties each will (i) keep proper books and records of account, in which full and correct entries shall be made of all financial transactions and the assets and business of such party and its subsidiaries in accordance with GAAP; and (ii) permit, upon at least two (2) Business Days'notice to the Chief Financial Officer or any other Authorized Officer of Borrower Parties, officers and designated representatives of KCCI or any of the Lenders to visit and inspect any of the Projects and the books and records of account thereof in whomever's possession (but only to the extent Borrower Party has the right to do so to the extent in the possession of another person), to examine the books of account of Borrower Parties relating to Borrower or the Projects and to make copies thereof and take extracts therefrom, and to discuss the affairs, finances and accounts of Borrower Parties with, and be advised as to the same by, its officers and independent actuaries, if any, all at such reasonable times and intervals and to such reasonable extent as KCCI or any of the Lenders may request, but in all instances subject to any confidentiality requirement relating to resident records. [Intentionally omitted]

          (e)          Intentionally omitted

          (f)          Related Party Transactions. Borrower Parties shall not enter into, or be a party to, any transaction respecting the Projects with any Affiliate of a Borrower Party, and Borrower Parties shall contemporaneously with the execution of this Agreement terminate all existing agreements and contracts respecting the Projects with any Affiliate except for any such agreement or contract identified on Exhibit J, and except in the ordinary course of and pursuant to the reasonable requirements of Borrower Parties'business and upon fair and reasonable terms which are fully disclosed to KCCI and are no less favorable to Borrower Parties than would be obtained in a comparable arm's length transaction with a Person not affiliated in any way with Borrower Parties.

          (g)         Cooperation and Noninterference, Ongoing and Bankruptcy-related. Provided KCCI and Lenders are in compliance with the terms of this Workout Agreement, none of Borrower Parties shall take any action of any kind or nature whatsoever, either directly or indirectly, to oppose, impede, enjoin or otherwise interfere with the exercise by KCCI of any of KCCI's rights and remedies against or with respect to the Projects, or any other rights or remedies of KCCI with respect to the Loans, the Credit Documents, this Agreement or the other Workout Documents or the Management Contracts. Without limiting the foregoing, in the event any transfer of title to any of the Projects to KCCI is set aside or otherwise voided by a bankruptcy court or trustee, Borrower Parties shall cooperate fully with KCCI as provided in Section 6.3(d), and further, Borrower Parties shall not oppose or attempt to enjoin KCCI's efforts to obtain relief from any stay imposed by a federal bankruptcy court against judicial or nonjudicial foreclosure or similar proceedings initiated by KCCI with respect to any of the Projects or seek to enjoin or oppose any effort by KCCI to foreclose or to obtain delivery of the Transfer Documents as contemplated by the Workout Documents.

          (h)          Indemnity. Borrower Parties jointly and severally hereby indemnify KCCI and Lenders and agree to hold each of KCCI and the Lender harmless from and against any and all loss, cost, damage, or expense (including, without limitation, attorneys'fees and costs of litigation) arising from, related to or in any manner whatsoever connected with the failure of Borrower Parties to perform any covenant or agreement of Borrower Parties under this Agreement or the breach by Borrower Parties of any representation or warranty of Borrower Parties under this Agreement.

          (i)          Reporting Requirements of Borrower. Borrower and Company each agrees to deliver to KCCI during the Term of this Agreement the following statements and reports:

          (i)          within twenty (20) days after the close of each month, the unaudited statements of income for the Borrower for such month and for the fiscal year to date, all of which financial statements shall be certified on behalf of Borrower by the Chief Financial Officer or other Authorized Officer of Borrower, subject to changes resulting from normal year-end or audit adjustments;

          (ii)          at the time of the delivery of the financial statements provided for in Sections 4.1(i)(i), a certificate on behalf of Borrower and Company by the Chief Financial Officer or other Authorized Officer of Borrower and of Company to the effect that, to the best knowledge of Borrower and Company, no Default, or event which, with notice and/or the lapse of time without a cure, exists or, if any Default or such other event does exist, specifying the nature and extent thereof;

          (j)          Reporting Requirements of Company. Company agrees to deliver to KCCI during the Term of this Agreement the following statements and reports:

          (i)          within twenty (20) days after the end of each calendar month, operating statements for each of the Projects managed by Company, each of which shall be a true, correct and complete statement in all material respects of the results of the operation of such Projects for the period covered thereby, together with a monthly schedule of payables for such Project that is a true, correct and complete statement in all material respects of the amounts and aging of account payables for the period covered thereby, provided, however, that Company reasonably expects to be able to deliver the first payables schedule by March 31, 2002 and shall advise KCCI promptly of any delays in achieving that expected commencement date;

          (ii)          within twenty (20) days after the end of each calendar month, monthly updates of the Revenue Journals for each of the Projects managed by Company, certified by the Chief Financial Officer or other Authorized Officer of Company as true, correct and complete in all material respects;

          (iii)          promptly upon transmission thereof or other filing with the SEC, copies of all annual, quarterly or current reports that Company or any of its Subsidiaries files with the SEC. In addition, Company shall cause LiveEdgar™ or another third party service bureau regularly offering such "watch" services to promptly notify via e-mail a representative designated by KCCI of all registration statements filed with the SEC by Company or any of its Subsidiaries; and

          (iv)          within 20 days after the end of each month, Company's then current monthly report entitled "monthly cash flow summary" covering a rolling 13-week period; and

          (v)          with reasonable promptness, such other information or documents (financial or otherwise) relating to Company or any of its Subsidiaries as any Lender may reasonably request from time to time.

          (k)         Personal Property Collateral. None of Borrower Parties will at any time hereafter remove, relocate or otherwise transfer any of the Personal Property Collateral from the Projects other than excess, surplus or worn out furniture, furnishings and equipment in the ordinary course of business..

          (l)         Amendment to Management Contract. On or prior to Closing, Borrower Parties shall execute and deliver to KCCI the Amendment to Management Contract for each of the Management Contracts.

          (m)         Amendment to Operating Agreement. On or prior to Closing, Borrower Parties shall execute and deliver the Amended and Restated Operating Agreement, in the form of Exhibit N attached hereto (the "Amendment to Operating Agreement").

          (n)         Amendment to Credit Agreement. Effective upon Closing, Borrower Parties and KCCI agree that the Credit Agreement is amended to delete any right of Borrower to consent to changes to Section 12.4(c) of the Credit Agreement, regarding the minimum amount of its Loans that a Lender may sell or must retain upon a sale of less than all of its Loans.

          (o)          Insurance.

(i)          Until such time as Transfer Documents for a Project are delivered to KCCI or its designee or until a Release is delivered by KCCI in connection with a sale or refinancing of a Project, and to the extent funds are available from the Collection Account to pay the premiums therefor, but subject to the provisions of Section 4.1(o)(ii) of this Agreement, Borrower will maintain:

(1)          All Risk Extended Coverage and Builder's Risk Insurance: insurance against loss or damage covering all of the tangible real and personal property of Borrower and the Improvements by reasons of any loss or damage by fire, storms, and other hazards, perils, casualties and risks, including without limitation risks usually covered by extended coverage policies issued in the jurisdiction in which the Improvements are located, which insurance shall:

(A)          name Key Corporate Capital Inc., as Collateral Agent as an additional insured and as loss payee,

(B)          provide coverage in an amount not less that the greater of (w) 100% of the replacement costs of the Improvements and the Personal Property, (x) the full insurable value of the Improvements and the Personal Property, (y) the aggregate principal amount of the Loans incurred by Borrower, and (z) the amount applicable to any such Property or Improvements necessary so that neither Borrower (or any of its Affiliates) or KCCI shall be considered or shall become a co-insurer of any loss under such policy, and

(C)          provide for a deductible or self-insurance retention of an amount reasonably acceptable to KCCI;

 (2)          Flood Insurance: if the area in which the Real Property is located has been designated as flood prone or a flood risk area, as defined by the Flood Disaster Protection Act of 1973, as amended, flood insurance, which insurance shall:

(A)          name Key Corporate Capital Inc., as Collateral Agent as an additional insured and as loss payee,

(B)          provide coverage in an amount not less than the greater of (w) 100% of the replacement costs of the Improvements and the Personal Property, (x) the full insurable value of the Improvements and the Personal Property, (y) the aggregate principal amount of the Loans incurred by Borrower, and (z) the amount applicable to any such Property or Improvements necessary so that KCCI shall be considered or shall become a co-insurer of any loss under such policy; provided that if flood insurance in the required amount is not available, flood insurance shall be maintained in the maximum amount available;

(C)          provide for a deductible or self-insurance retention of an amount reasonably acceptable to KCCI; and

(D)          comply with any additional requirements of the National Flood Insurance program as set forth in such Act;

(3)          Commercial General Liability Insurance: insurance against claims for bodily injury, death or property damage occurring on, in or about the Property Covered by this Instrument and any other facilities owned, leased or used by Borrower (including adjoining streets, sidewalks and waterways), which insurance shall:

(A)          name Key Corporate Capital Inc., as Collateral Agent as an additional insured,

(B)          provide coverage in an amount not less than $1,000,000 per occurrence and $2,000,000 in the aggregate, plus umbrella coverage of not less than $10,000,000; and

(C)          provide for a deductible or self-insurance retention of an amount reasonably acceptable to KCCI.;

notwithstanding the foregoing, the liability insurance coverage provided by the Insurance Policies, and approved by KCCI, is hereby accepted in lieu of and deemed to satisfy the foregoing requirements;

(4)          Workers'Compensation Insurance: insurance against claims for injuries to or death of employees (including Employers'Liability Insurance) to the extent required by applicable law;

(5)          Business Interruption Insurance: insurance against loss of operating income for a period of at least six months, occasioned by reason of any peril affecting the operations of Borrower; and

(6)          Other Insurance: such other and additional insurance, in such amounts and with such coverages as are then customary for property similar in use and located in the same state in which a Project is located.

Such insurance shall be written by financially responsible companies selected by Borrower and having an A.M. Best rating of "A" or better and being in a financial size category of "VII" or larger, or by other companies acceptable to KCCI (and KCCI hereby acknowledges the acceptability of Mutual Indemnity (Bermuda) Ltd., the company providing commercial general liability coverage under the Insurance Policies approved by KCCI which company currently has an AM Best Rating of A- and is in a financial size category of "IX"), and (other than workers'compensation insurance) shall name KCCI as loss payee (in the case of insurance described in items (1) and (2), or as an additional named insured (in the case of the insurance described in items (3), (4) and (5) above), in each case as its interests may appear. Each policy referred to in this section shall provide that it will not be canceled or reduced or expire except after not less than thirty (30) days written notice to KCCI and shall also provide that the interests of KCCI shall not be invalidated by an act or negligence of Borrower or any person having an interest in any facility owned, leased or used by Borrower nor by occupancy or use of any facility owned, leased or used by Borrower for purposes more hazardous than permitted by such policy nor by any foreclosure or other proceedings relating to any facility owned, leased or used by Borrower. Borrower shall advise KCCI promptly of any policy cancellation, reduction or amendment. All of such insurance shall be primary and non-contributing with any insurance which may be carried by KCCI. All insurance policies, to the extent of its interest, are to be for the benefit of and first payable in case of loss to KCCI as first mortgagee without contribution. Borrower shall deliver to KCCI contemporaneously with the expiration or replacement of any policy of insurance required to be maintained hereunder a certificate as to the new or renewal policy. Borrower will forthwith upon any Lender's written request, furnish to such Lender such information about such insurance as such Lender may from time to time reasonably request, which information shall be prepared in form and detail reasonably satisfactory to such Lender and certified by an Authorized Officer of Borrower.

         (ii)          the current insurance required by Section 4.1(o)(i)(1)-(6) of this Agreement is carried under policies and/or self-insurance programs that expire June 30, 2002. To the extent that any insurance required by Section 4.1(o)(i)(1)-(6) of this Agreement is not generally commercially available after the Effective Date, Borrower will maintain insurance with responsible companies in such amounts, against such risks and with such deductibles and levels of self-insurance as are customary from time to time for peer group operators of properties similar in use and located in the same State as a Project in accordance with prevailing industry standards and Legal Requirements. Borrower Parties shall promptly provide to KCCI any notices or information received from Alterra's insurers or insurance brokers concerning the availability and cost of renewal coverages. Borrower Parties further shall notify KCCI not later than sixty (60) days before the scheduled lapse of any insurance policy or self-insurance program as to whether the insurance required by Section 4.1(o)(i)(1)-(6) is expected to be available by such lapse. To the extent that such required insurance is not expected to be available, KCCI shall be entitled to arrange for insurance coverage it finds acceptable, the cost of which shall be included in Allowed Expenses.

         (iii)         Borrower hereby reaffirms the assignment of all amounts recoverable under any policy of casualty insurance as to any Project as more fully provided in each Mortgage.

(p)         Condemnation. Borrower will give KCCI notice within ten (10) Business Days of actual knowledge of the actual or threatened commencement of any proceedings under eminent domain affecting all or any part of any Project owned by Borrower or managed by Company or any easement therein or appurtenance thereof, including severance and consequential damage and change in grade of streets, and will deliver to KCCI copies of any and all papers served in connection with any such proceedings.

(q)         Payment of Taxes and Claims. Borrower Parties each will pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of such Borrower Party; provided, however, that (i) such Borrower Party shall not be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP; (ii) such Borrower Party will not be considered to be in default of any of the provisions of this sentence if Borrower Party fails to pay any such amount which, individually or in the aggregate, is immaterial to Borrower Party; and (iii) such Borrower Party shall have no obligations under this Section 4.1(q)(A) with respect to any Project of which neither Company nor Borrower continues to serve as manager, (B) to the extent that, as to payments owed with respect to a Project, funds necessary to comply are not available from the Collection Account, or (C) with respect to Projects no longer owned by Borrower, to the extent actions of, or instructions to Company by, the owner cause the non-payment.

(r)         Organizational Existence and Franchises. Borrower Parties each will do, or cause to be done, all things necessary to preserve and keep in full force and effect its organizational existence, rights, authority and franchises, provided that nothing in this Section 4.1(r) shall be deemed to prohibit the loss of any rights, authorities or franchises if the loss hereof, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(s)         Good Repair. Borrower Parties each will ensure that the Projects and equipment used or useful in its business relating to the Projects, in whomsoever's possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such Projects and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses; provided Borrower Parties shall be obligated to perform the foregoing covenant only if, in the case of items properly categorized as capital expenditures, KCCI has authorized expenditure of funds for such items.

(t)         Compliance with Statutes, etc. Borrower Parties each will comply, in all material respects, with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, other than those (i) being contested in good faith by appropriate proceedings, as to which adequate reserves are established to the extent required under GAAP, and (ii) the noncompliance with which would not have, and which would not be reasonably expected to have, a Material Adverse Effect.

(u)         Compliance with Environmental Laws. Without limitation of the covenants contained in Section 4.1(t) hereof:

(i)         Borrower will (x) comply, in all material respects, with all Environmental Laws applicable to the ownership, lease or use of all Real Property now or hereafter owned, leased or operated by Borrower, and promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except for such noncompliance as would not have, and which would not be reasonably expected to have, a Material Adverse Effect; and (y) keep or cause to be kept all such Real Property free and clear of any liens imposed pursuant to such Environmental Laws which are not permitted under Section 4.2(c).

(ii)         Without limitation of the foregoing, if Borrower shall generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property now or hereafter owned, leased or operated by Borrower, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, any such action shall be effected only in the ordinary course of business and in any event in compliance, in all material respects, with all Environmental Laws applicable thereto, except for such noncompliance as would not have, and which would not be reasonably expected to have, a Material Adverse Effect.

(iii)         If required to do so under any applicable order of any governmental agency, Borrower will undertake any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by Borrower in accordance with, in all material respects, such orders of all governmental authorities except (x) to the extent that Borrower is contesting such order in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP, or (y) for such noncompliance as would not have, and which would not be reasonably expected to have, a Material Adverse Effect.

(iv)         At the written request of KCCI or the Required Lenders, which request shall specify in reasonable detail the basis therefore, at any time and from time to time after (x) the Lenders receive notice for any Environmental Claim involving potential expenditures by Borrower in excess of $50,000 in the aggregate for any Real Property, or (y) KCCI or the Required Lenders otherwise become aware of any circumstances under which Borrower may become liable for remedial or similar expenditures potentially required to be made by Borrower in order for any Real Property to be brought into compliance with Environmental Laws or to satisfy an Environmental Claim with respect to such Real Property, Borrower will provide, at its sole cost and expense, an environmental site assessment report concerning such Real Property now or hereafter owned, leased or operated by Borrower, prepared by an environmental consulting firm reasonably acceptable to KCCI, indicating the presence or absence of Hazardous Materials on such Real Property. If Borrower fails to provide the same within ninety (90) days after such request was made, KCCI may order the same, and Borrower shall grant and hereby grants, to KCCI and the Lenders and their agents, access to such Real Property and specifically grants KCCI and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, all at Borrower's expense.

(v)         Project Management. Borrower will at all times cause each Project owned by Borrower to be managed by Company pursuant to the Management Contract and Project Lease. Borrower and Company each will comply with all of their respective obligations under the Management Contract and Project Lease for such Project, and will maintain the same in full force and effect, without any amendment, waiver or other modification of any of the terms or provisions thereof, which has not been approved in writing by the Required Lenders.

(w)         Leases Affecting a Project. After the Effective Date, neither Borrower nor Company shall enter into any lease agreement affecting any Project, except for Residency Agreements as permitted by the Cash Flow Assignment and leases or license of portions of a Project in the ordinary course of business to operators or food service, medical, hair care, recreational and other services and amenities for individual residents of the Projects, on arms-length terms reflecting prevailing market conditions and having a term of not more than one (1) year.

(x)         Senior Debt. (i) Borrower will at all times ensure that (i) the claims of the Lenders in respect of the Obligations of Borrower will not be subordinate to, and will in all respects rank at least pari passu with, or to the extent of the value of the Collateral, structurally senior (i.e., senior by virtue of the Lenders'right to satisfy its Obligations by enforcing Liens against the Collateral) to, the claims of every unsecured creditor of Borrower, (ii) any Indebtedness of Borrower which is subordinated in any manner to the claims of any other creditor of Borrower will be subordinated in like manner to such claims of the Lenders and (iii) Company will at all times ensure that (A) the claims of the Lenders against Company will not be subordinate to, and will in all respects rank (1) prior to the claims of any unsecured creditor of Company under (i) the Company's 5.25% convertible subordinated debentures issued pursuant to the Indenture, dated as of December 19, 1997, between Company and United States Trust Company of New York; (ii) the Company's 9.75% pay-in-kind convertible subordinated debentures issued pursuant to the Indenture, dated as of May 31, 2000, between Company and U.S. Trust Company of Texas, N.A; (iii) the Company's 6.75% convertible subordinated debentures issued pursuant to the Indenture dated as of May 23, 1996, as supplemented on October 23, 1997 and December 31, 1999, between the Company (as successor in interest to Sterling House Corporation) and State Street Bank and Trust Company (as successor to Fleet National Bank); and (iv) the Company's 7.0% convertible subordinated debentures issued pursuant to the Indenture dated as of May 21, 1997 between the Company and The Bank of New York (as successor to IBJ Schroder Bank & Trust Company), and (2) pari passu to the claims of every other senior unsecured creditor of Company, and (B) any Indebtedness of Company contractually subordinated in any manner to the claims of any other senior secured or unsecured creditor of Company will be subordinated in like manner to such claims of the Lenders (but this clause (B) shall not apply to private arrangements among co-lenders in a loan facility).

(y)         Licenses. Borrower Parties shall do or cause to be done all things necessary to obtain, preserve and keep in full force and effect all licenses, certificates of need, certificate of need waivers and other licenses, authorizations and certificates necessary under any Legal Requirement to operate each Project as an assisted living or dementia/Alzheimer facility, as the case may be, (the "Licenses"). Upon request, Borrower Parties shall provide to KCCI copies of all Licenses. Not later than ten (10) Business Days after actual knowledge thereof by an officer of Company, Borrower Parties shall provide to KCCI notice of any actual or threatened revocation, suspension, probation, restrictions, limitation, forfeiture or refusal to renew any License. Additionally, not later than ten (10) Business Days after actual knowledge thereof by an officer of Company, Borrower Parties will furnish to KCCI copies of all Deficiency Notices as to any Project and agency inspection reports, audits, surveys, investigations, reviews or evaluations as to any Project describing matters that would have a Material Adverse Effect, and, contemporaneously with transmittal to the Governmental Authority, all responses or plans of correction of Borrower Parties relating thereto. "Deficiency Notices" shall refer to all notices from Governmental Authorities which license, regulate, certify, accredit or evaluate Borrower Parties, any Project or the operation of any Project alleging that Borrower, Company, the Project or the operation of the Project fails to comply with any or all conditions of licensing, regulation or accreditation of the Project, and all follow up correspondence relating thereto. Borrower Parties shall promptly and diligently pursue the correction of the subject of the Deficiency Notice prior to the expiration of any period allowed by the Governmental Authority for correction. Borrower Parties shall promptly provide from time to time, such cost estimates, reports and other information as KCCI may require to demonstrate to KCCI's satisfaction that Borrower and/or Company have the financial and other ability to effect the correction and are taking the actions required by this Section.

(z)         [Intentionally omitted]

(aa)         Limited Applicability of Certain Covenants. KCCI and the Lenders hereby acknowledge and agree that the obligations of Borrower under Sections 4.1(s), (t), (u) and (y) shall cease as to a Project upon the acceptance by KCCI or its designee of delivery of the Transfer Documents (or upon transfer of title due to foreclosure) and the obligations of Company under such Sections shall cease as to a Project when management of the Project is transferred to a party other than either of Borrower Parties in accordance with the Workout Documents and, as to the first three sentences of Section 4.1(y), the License Transfer Obligations are completed with respect to such Project. In addition, Borrower and Company shall not be liable for non-compliance with Sections 4.1(s), (t), (u) and/or (y):

(a)         to the extent that funds necessary to comply with its obligations under any such Section is not available from the Collection Account; or

(b)          with respect to a Project no longer owned by Borrower, to the extent actions of, or instructions to Company by, the owner cause the non-compliance.

          4.2          Negative Covenants of Borrower. Borrower hereby covenants and agrees with KCCI and the other Lenders that:

(a)          Single Purpose Entity, etc. Borrower will not directly or indirectly engage in any business or business activity which is not directly related to the acquisition, ownership, development, construction and operation of the Projects. Without limitation of the foregoing, Borrower will not (i) lend money or credit or make advances to any person, (ii) purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, or other investment in, any person, (iii) create, acquire or hold any Subsidiary, (iv) be or become a party to any joint venture or partnership, (v) be or become obligated under any Guaranty Obligations, except that Borrower may invest in cash and Cash Equivalents, or (vi) violate, directly or indirectly, any of the provisions in Paragraph IV of the Operating Agreement.

(b)          Consolidation, Merger, Acquisition or Sale of Assets, etc. Except as otherwise authorized under the terms of this Agreement, Borrower will not, directly or indirectly, (i) prior to fulfillment and satisfaction of all Borrower's obligations under this Agreement and the other Workout Documents, wind up, liquidate or dissolve its affairs, (ii) enter into any transaction of merger or consolidation, (iii) make or otherwise effect any Acquisition, (iv) sell or otherwise dispose of any Project, (v) sell or otherwise dispose of any of its other properties or assets (including those comprising a portion of any Project), other than disposition of excess, surplus or worn out furniture, furnishings and equipment in the ordinary course of business, or (vi) agree to do any of the foregoing at any future time.

(c)         Liens. Except for the refinancings authorized by the terms of this Agreement, Borrower will not create, incur, assume or suffer to exist any Lien upon or with respect to any of its property or assets of any kind (real or personal, tangible or intangible), whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with or without recourse to Borrower, other than for purposes of collection of delinquent accounts in the ordinary course of business) or assign any right to receive income, or file or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, except that Permitted Liens and liens in favor of KCCI shall be permitted; provided, however that Borrower shall have the right to contest in good faith any mechanics'lien or other statutory lien securing claims of persons supply labor, materials or services to the Project (i) so long as the continuance of such contest or litigation does not result in an order for the foreclosure of such lien, the forced sale of the Project or any part thereof, or the forfeiture of the lien of this Instrument, and (ii) in the case of any such mechanics'lien or statutory lien involving a claim in excess of $100,000, there has been posted with KCCI sufficient security (in the form of a bond issued by a surety company or otherwise), satisfactory to KCCI, for the payment thereof, with interest, costs and penalties, under written agreement conditioning payment of such contested mechanics'lien or statutory lien upon the resolution of such contest, or prior thereto.

(d)          Indebtedness. Borrower will not create, incur, assume or suffer to exist any Indebtedness of Borrower, except:

(i)         Indebtedness incurred under this Agreement and the other Credit Documents; and

(ii)         in the case of any Project, any Indebtedness permitted under Section 16(c) of the Mortgage related thereto. (e)          Distribution by Borrower. (i) Borrower will not directly or indirectly purchase or otherwise acquire any of its equity interests; and

(ii)         Borrower will not declare pay or make any dividend or distribution (whether in cash or property) to its members in respect of their interests in the income or capital of Borrower.

ARTICLE V DEBT SERVICE PAYMENTS AND LOCKBOX

          5.1          Debt Service. During the Term of this Agreement, Borrower shall pay to KCCI monthly debt service payments ("Debt Service Payments") with respect to each Project for which the Escrow Agent holds Transfer Documents equal to the sum of: (i) monthly NOI minus (ii) the management fee permitted by the terms of the Management Contract, as amended by the Amendment to Management Contract. The obligation of Borrower to make such Debt Service Payments shall commence as of September 1, 2001, and upon Closing Borrower shall pay to KCCI all Debt Service Payments accrued and unpaid as of the Closing Date (collectively, the "Accrued Debt Service Payments"). Debt Service Payments payable for any partial month within which the Closing occurs, or payable as to a Project for any partial month within which a Release is delivered by KCCI, shall be prorated based upon the number of calendar days occurring in such month. After the Closing, Debt Service Payments shall be due and payable not later than the twentieth (20th) day of each calendar month as to NOI for the prior calendar month. Each payment shall be accompanied by reasonable back-up information showing the calculation of the Debt Service Payment. The foregoing provisions regarding Debt Service Payments shall not waive or reduce Borrower's obligation to pay any excess of the monthly debt service payments otherwise due under the Credit Documents over the Debt Service Payments made for such month and such excess shall accrue and be added to the outstanding indebtedness under the Credit Documents, subject to interest pursuant to the terms of the Credit Documents; provided, however, that the provisions of Sections 7.2, 7.3 and 7.5 of this Agreement shall govern Borrower's obligation to pay any such excess. The provisions of this Section 5.1 are subject to the provisions of Section 4(e) of the Cash Flow Assignment Agreement.

          5.2          Cash Flow Assignment Agreement. Upon closing, Borrower Parties shall deliver to KCCI the Cash Flow Assignment Agreement. Borrower Parties acknowledge that the Cash Flow Assignment Agreement, inter alia, grants a security interest to KCCI in and to all of the right, title and interest of each of Borrower and Company in and to the Project Revenues and includes provisions relating to disbursements from the Collection Account and other deposit accounts contemplated by the Cash Flow Assignment Agreement.

          5.3          Collection Account Arrangements. As more fully provided in the Cash Flow Assignment Agreement:

(a)          At or prior to Closing, Borrower and Company shall establish a deposit account, separate from any deposit account used by any of Borrower Parties for any other projects, and established for the benefit of KCCI, with a depository institution approved by KCCI (a Collection Account") and shall execute and deliver, and shall cause the depository institution to execute and deliver, to KCCI the Collection Account Agreement; and

(b)          Commencing not later than the Closing Date, Borrower and Company shall deposit all Project Revenues for the Projects for which the Escrow Agent holds Transfer Documents, into the Collection Account, as more fully provided in the Cash Flow Assignment Agreement.

          5.4          Closing Payment. On the Effective Date, Borrower shall pay to KCCI $100,000 in immediately available funds.

          5.5          Subordination of Management Fees to Operating Deficits. Based upon the monthly income statement for each Project provided to KCCI by Company pursuant to Section 4.1(j)(i) of this Agreement, KCCI shall prepare a monthly combined income statement for all of the Projects on an aggregate basis, showing Project Revenues and Allowed Expenses (including in Allowed Expenses, for purposes of this Section 5.5, accruals for expenses of the type shown on historic monthly operating expense reports delivered to KCCI and capital expenditures approved in advance by KCCI) for each calendar month commencing after the Effective Date, and showing whether an Operating Deficit exists for the month covered by the report (the "Combined Income Statement"). Notwithstanding any other provisions of the Workout Documents or the Management Contracts to the contrary, to the extent that an Operating Deficit does exist, as shown on a Combined Income Statement, the management fees otherwise payable to Company as Manager (including, after a Notice of Disbursement Control under the Cash Flow Assignment, only those then payable pursuant to the Disbursement Procedures) for such month (and, if necessary, any subsequent month) shall be subordinated to the prior payment of Allowed Expenses; provided, however, that the cumulative management fees subordinated shall not exceed $100,000 in the aggregate for all periods (such aggregate subordinated fees, the "Subordinated Management Fees"). "Operating Deficits" shall mean the excess of (i) Allowed Expenses over (ii) Project Revenues, in each case on an aggregate basis for all of the Projects for each calendar month commencing after the Effective Date. If a Combined Income Statement for a month subsequent to any such subordination of management fees shows that, on an aggregate basis, Project Revenues exceed Allowed Expenses for such month, then the Subordinated Management Fees shall be payable to Company to the extent of the amount of such excess and the Debt Service Payment for such month (and, if necessary, any subsequent month) will be reduced to the extent of such Subordinated Management Fees then paid; provided, however, the amount of the Subordinated Management Fees payable to Company for such month shall not exceed the amount of the Debt Service Payment payable to the Lenders for the same month.

ARTICLE VI

DEFAULTS AND REMEDIES

          6.1         Defaults.For purposes of this Agreement, each of the following arising prior to the Section 7.3 Date shall constitute a "Default":

(a)          Misrepresentations. Any representation or warranty of Borrower Parties set forth in this Agreement or in any other Workout Document, or in any certified statement or certificate delivered or required to be delivered pursuant hereto or thereto, shall prove to be untrue in any material respect as of the Effective Date, or with respect to a certificate or certified statement, as of the date thereof;

(b)          Breach of Covenants. (i)          Any Debt Service Payment is not paid within three (3) Business Days after the due date; Borrower shall breach any of its obligations under Section 4.1(o) other than subparagraph 4.1(o)(i)(3); or any License held by either of Borrower Parties is terminated, revoked, suspended, subject to probation or forfeited, or the issuing authority refuses to renew any such License;

(ii)          Any regulatory authority shall subject a Project managed by the Company to a "do not admit" order, or any similar order that generally restricts the admission or retention of residents, other than orders that limit the admission or retention of certain acuity or special needs residents due primarily to regulatory interpretation of the limits of applicable licensing as opposed to findings of inadequate care at such Project(s);

(iii)          Either of Borrower Parties (A) fails to remain in material compliance with all applicable Legal Requirements with respect to any License (other than as referenced to in Section 6.1(b)(i) or (ii); or (B) fails to remain in material compliance with all other applicable Legal Requirements with respect to the Projects, except no Default shall occur: (a) in such cases, included in clause (A) or (B) above, in which such failure does not have a Material Adverse Effect or (b) in such cases in which such failure arises with respect to a Project that is at the time such failure arises managed by a party other than either of Borrower Parties (unless and to the extent that the failure is the result of acts or omissions attributable to Borrower or to Company as Manager) or (c) in such cases in which such failure arises with respect to a Project after acceptance of the Transfer Documents for such Project by KCCI or its designee, to the extent the owner has taken action or given instructions to the Company causing such failure;

(iv)          (A) Fraud or misappropriation of funds by either of Borrower Parties with respect to such party's ownership or management of a Project (either of which shall constitute a breach "involving a monetary obligation", without limiting any other provision of this Agreement); (B) waste by either of Borrower Parties with respect to such party's ownership or management of a Project; or (C) either Borrower Party is named as a defendant in a criminal indictment that is related to such party's ownership or management of a Project and such indictment arises out of such Borrower Party's actual failure to comply with any Legal Requirements (irrespective of whether or not a conviction is obtained), which, non-compliance has a Material Adverse Effect;

(v)          Failure of Borrower Parties to pay real estate taxes or insurance premiums due with respect to any Project managed by the Company; provided that funds have been made available to Borrower Parties therefor from the Collection Account ;

(vi)          Failure of any Borrower Party to provide a notice as and when required by Section 4.1(b);

(vii)          Either of Borrower Parties shall breach, default under or fail to fully perform any of their covenants, agreements or obligations regarding the Transfer Documents, (including those under the Deeds in Escrow Agreement) other than representations, warranties or covenants relating to Defects in title not arising by, through or under Borrower Parties ("Special Title Defects"); or

(viii)          Either of Borrower Parties shall breach, default under or fail to fully perform any of their covenants, agreements or obligations under this Agreement (including under any Management Contract) or the other Workout Documents other than those described in item (vi) or (vii) above;

provided, however, that (A) any such breach, default or failure described in item (ii) above shall not constitute a Default unless and until such breach, default or failure shall continue without cure for twenty-one (21) Business Days after the effective date of such order described in item (ii) above; (B) any such breach, default or failure described in item (vii) above and relating to a Special Title Defect shall not constitute a Default unless and until such breach, default or failure shall continue without cure for sixty (60) days after written notice from KCCI to Borrower Parties, provided, further, however, that in the case of any such breach, default or failure referred to in this item (B), the sixty (60) day period referred to above may be extended by written notice from a Borrower Party to KCCI, delivered not later than ten (10) Business Days following the giving of any notice of such breach, default or failure by KCCI, for an additional period of up to sixty (60) days, if (x) such notice from the Borrower Party includes a certification that unavoidable delays or other circumstances are such that such default cannot be remedied within the initial sixty (60) day period, but that such default can be remedied within the time period specified for such extension, and (y) throughout the period of such requested extension Borrower Parties are diligently and continuously taking all reasonable actions to remedy such default and are informing KCCI promptly and regularly in writing of all such actions throughout the period of cure (it being understood that if the Borrower Parties shall cease or abandon such efforts to remedy the default, such extension period shall immediately and automatically terminate);

(C) any such breach, default or failure described in (vii) above, other than one relating to a Special Title Defect, shall not constitute a Default unless and until such breach, default or failure shall continue without cure for five (5) Business Days after written notice from KCCI to Borrower Parties; (D) any such breach, default or failure described in items (iii) through (v) or (viii) above and involving a monetary obligation shall not constitute a Default unless and until such breach, default or failure shall continue without cure for five (5) Business Days after written notice from KCCI to Borrower Parties, and (E) any such breach, default or failure described in items (iii) through (v) or (viii) above involving other than a monetary obligation shall not constitute a Default unless and until such breach, default or failure shall continue without cure for thirty (30) days after written notice from KCCI to Borrower Parties provided, however, that in the case of item (iii) or (iv)(C), the cure period shall be measured from any earlier notice of such item (iii) or (iv)(C) event to one of Borrower Parties from the applicable governmental or regulatory authority); provided, further, however, that in the case of any default referred to in items (iii) through (v) or (viii), other than such a default involving a monetary obligation, the thirty (30) day period referred to above may be extended by written notice from a Borrower Party to KCCI, delivered not later than ten (10) Business Days following the giving of any notice of such breach, default or failure by KCCI (or, if applicable, the earlier notice from the applicable governmental or regulatory authority), for an additional period of up to thirty (30) days, if (x) such notice from the Borrower Party includes a certification that unavoidable delays or other circumstances are such that such default cannot be remedied within the initial thirty (30) day period, but that such default can be remedied within the time period specified for such extension, and (y) throughout the period of such requested extension the Borrower Parties are diligently and continuously taking all reasonable actions to remedy such default and are informing KCCI promptly and regularly in writing of all such actions throughout the period of cure (it being understood that if the Borrower Parties shall cease or abandon such efforts to remedy the default, such extension period shall immediately and automatically terminate). Without limiting the foregoing, in the case of Company's breach, default or failure to fully perform an obligation under any Management Contract, the only cure period applicable shall be that provided for above as to breaches of a like nature, and any contrary cure or other time period in such Management Contract shall be inapplicable. Notwithstanding the foregoing, the failure of a Performance Condition shall not be deemed a Default under this Agreement

          (c)          Bankruptcy or Insolvency Action.

(i)          Borrower shall file any voluntary petition under the Bankruptcy Code, or shall file any petition for dissolution or liquidation, or shall in any manner seek any relief under any state, federal or other insolvency laws or other laws providing for relief of debtors;

(ii)          Either of Borrower Parties shall cause, consent to or acquiesce in any involuntary petition under the Bankruptcy Code to be filed against Borrower, or shall cause Borrower to seek or become the subject of any dissolution, liquidation or insolvency proceeding or any other proceeding pursuant to any state, federal or other insolvency laws or other laws providing for relief of debtors.

(d)          Projects as Part of Bankruptcy Estate. Borrower Parties, or any of them, shall cause any of the Projects or any portion thereof to become the property of any bankruptcy estate or the subject of any state, federal or other bankruptcy, dissolution, liquidation or insolvency proceedings or other laws providing for relief of debtors; provided, however, that this Section 6.2(d) shall not apply to Company's equity interest in Borrower or to Company's rights under the Management Contracts, the Credit Documents, the Project Leases or the Workout Documents; and

(e)          Proceedings to Avoid Foreclosure Sale. In the event that either of Borrower Parties initiates or causes any other party to initiate, or consents to or acquiesces in, an action or proceeding (under the Bankruptcy Code or otherwise) seeking to prevent, recapture or avoid the transfer of the Projects pursuant to the Transfer Documents or pursuant to any foreclosure sale or receivership action, or to reject or avoid the obligations of either of the Borrower Parties under this Agreement or the Workout Documents, including any obligations under the Management Contracts.

          6.2          Rights of KCCI Upon Default. Upon the occurrence of a Default, KCCI, as agent for, and on behalf of, the Lenders, shall immediately be entitled, without further notice to Borrower Parties, to exercise any or all of KCCI's rights and remedies under the Workout Documents (but until the occurrence of a Fundamental Breach Event, not the Credit Documents and not Sections 13 through 16 of the Cash Flow Assignment Agreement) including, without limitation, (i) exercising all rights provided to KCCI under Section 2.9 as to one or more Project(s), notwithstanding the lack of a failure of a Performance Condition; (ii) issuing a Notice of Disbursement Control (as defined in the Cash Flow Assignment Agreement); (iii) obtaining judgments against Borrower Parties or either of them, jointly and severally with respect to such Default; (iv) proceeding with post-judgment discovery against Borrower Parties pursuant to applicable law; (v) executing and levying through any means permitted by applicable law upon any and all assets, real or personal, of Borrower Parties, whether or not collateral for the Loans, in any order in KCCI's sole discretion; and (vi) pursuing other enforcement of the judgments against Borrower Parties in any manner available at law or in equity with respect to such Default, until KCCI obtains full satisfaction of such judgments. In addition, in the event of a Fundamental Breach Event, KCCI shall have the right, as agent for, and on behalf of, the Lenders, to exercise any or all of KCCI's rights and remedies under the Workout Documents or the Credit Documents, including, without limitation, those listed in items (i) through (vi) above in this Section 6.2, and the right to recover any deficiency claim on the Loans.

          6.3          Acknowledgments. Borrower Parties expressly agree, covenant and acknowledge that:

(a)          Except as expressly provided otherwise in this Agreement, KCCI shall be authorized to exercise any or all of its rights and remedies hereunder, at law and in equity as KCCI may in its sole and exclusive discretion deem necessary or appropriate. No right, power or remedy conferred upon or reserved to KCCI at law or in equity is intended to be exclusive of any other right, power or remedy conferred upon or reserved to KCCI at law or in equity, but each and every remedy shall be cumulative and concurrent, and shall be in addition to each and every other right, power and remedy given hereunder or now or hereafter existing at law or in equity;

(b)          Each and every acknowledgment, warranty, representation, agreement and covenant of Borrower Parties, or any of them, in this Agreement or the other Workout Documents has been provided to KCCI as a material inducement to KCCI's willingness to enter into this Agreement and the other Workout Documents and to compromise the claims set forth herein and are relied upon by KCCI for such purposes;

(c)          Except in connection with a Release deliverable pursuant to Section 2.4 or as expressly provided in Section 7.3 or Section 7.5 of this Agreement, KCCI shall have no obligation to release Borrower Parties or any other Person from its liability under the Credit Documents; and

(d)          In the event Borrower Parties, or any of them, or any other party, shall cause the Projects or any portion thereof to become the property of any bankruptcy estate or the subject of any state, federal or other bankruptcy dissolution, liquidation, or insolvency proceeding or other laws providing for the relief of debtors (other than Company's equity interest in Borrower or Company's rights under the Management Contracts, the Credit Documents, the Project Leases or the Workout Documents), then KCCI shall immediately become entitled, in addition to all other relief to which KCCI may be entitled under this Agreement, the Workout Documents, the Credit Documents and at law and in equity, and without further notice or action of any kind, to obtain (i) an order from the bankruptcy court granting immediate relief from the automatic stay pursuant to Section 362 of the Bankruptcy Code, so as to permit KCCI to pursue its rights and remedies against Borrower in the manner provided hereinabove and to exercise all other rights and remedies of KCCI hereunder, under the Workout Documents, under the Credit Documents and at law and in equity, and (ii) an order from the bankruptcy court prohibiting the use of "cash collateral" generated from the Projects (as such term is defined in Section 363 of the Bankruptcy Code). In connection with such bankruptcy court orders for relief, neither of Borrower Parties shall contend or allege in any pleading or petition filed in any court proceeding that (A) the fair and true market value of the Projects as of the Effective Date is greater than the indebtedness outstanding under the Loans and evidenced and secured by the Credit Documents as of the Effective Date; (B) any one or more of the Projects is necessary for an effective re-organization of Borrower; or (C) that Borrower has any reasonable likelihood to successfully reorganize its financial affairs in bankruptcy. Further, Borrower Parties hereby waive and agree not to seek a stay, interdict, condition, reduce or inhibit the ability of KCCI to enforce any rights it has by virtue of this Agreement or the Credit Documents and agree and consent to the appointment of a receiver to take possession of all Collateral upon KCCI's request. The waivers and agreements of Borrower Parties contained in this subsection are a material inducement to KCCI's willingness to enter into this Agreement, and Borrower Parties acknowledge and agree that, without limiting any other provision of this Agreement, no grounds exist for equitable relief (including, without limitation, entitlement to or extension of the automatic stay or a supplemental stay) which would bar, delay or impede the exercise by KCCI of KCCI's rights and remedies against Borrower Parties or otherwise.

ARTICLE VII

FUNDAMENTAL BREACH EVENT, STANDSTILL, COVENANT NOT TO SUE AND RELEASES

          7.1         Fundamental Breach Event. For the purposes of this Agreement, "Fundamental Breach Event" shall mean:

          (a)         If prior to the Section 7.3 Date:

(i)          either Borrower or Company shall fail to use commercially reasonable efforts to cooperate with KCCI in the sale of the Projects by (A) failing to refer to KCCI any potential buyers of the Projects that approach either Borrower or Company regarding purchase of a Project, (B) failing to provide, upon reasonable advance notice of such request from KCCI, reasonable access to KCCI, its designee(s) and prospective buyers and/or managers of the Projects and their respective brokers, financiers, employees, officers, representatives or agents (each, a "Prospective Buyer") to inspect the Projects and to review and make copies of books and records concerning the Projects (subject to such parties executing and delivering to Company customary confidentiality agreements and to restrictions under applicable laws and regulations regarding privacy rights of residents), or (C) failing to provide a Prospective Buyer operating and other information (of the type generally provided by Company to prospective purchasers of Company's residences) upon reasonable advance notice of such request from KCCI concerning the Projects in connection with a proposed purchase of a Project;

(ii)          either Borrower or Company fails to turn over management of a Project at the request of KCCI given in a timely manner so as to facilitate an orderly transfer of management in accordance with industry standards, provided that the proposed manager holds all necessary licenses and permits for operation of the Project or is permitted to operate under an existing license on the conditions set forth in Section 9.2 of the Management Contract, as amended by the Amendment to Management Contract;

(iii)         either Borrower or Company fails to deposit or to direct residents or other payors to deposit the Project Revenues to the designated Collection Account, other than an Inadvertent Failure;

(iv)          either Borrower or Company initiates, consents to, or acquiesces in, an action (under the Bankruptcy Code or otherwise) to prevent, recapture or avoid the transfer of the Projects (other than a Refinancing Project prior to failure of a Performance Condition with respect thereto) pursuant to the Transfer Documents or pursuant to any foreclosure sale or receivership action;

(v)          either Borrower or Company causes any of the Projects or any portion thereof to become the property of any bankruptcy estate or the subject of any state, federal or other bankruptcy, dissolution liquidation or insolvency proceedings or other laws providing for the relief of debtors; provided, however, that this Section 7.1(a)(v) shall not apply to Company's equity interest in Borrower or Company's rights under the Management Contracts, the Credit Documents, the Project Leases or the Workout Documents;

(vi)          either Borrower or Company files (or in the case of Company causes Borrower to file) any voluntary petition with respect to Borrower under the Bankruptcy Code, or files any petition for dissolution or liquidation, or in any manner seeks relief under any state, federal or other insolvency laws or other laws providing for relief of debtors, with respect to Borrower;

(vii)          either Borrower or Company consents to or acquiesces in any involuntary petition against Borrower under the Bankruptcy Code, or any dissolution, liquidation or insolvency proceeding for or relating to Borrower pursuant to any state, federal or other insolvency laws or other laws providing for relief of debtors;

(viii)          either Borrower or Company takes any action of any kind or nature whatsoever, to oppose, impede, enjoin or otherwise interfere with the exercise by KCCI of any of KCCI's rights and remedies against or with respect to the Projects, or any other rights or remedies of KCCI with respect to this Agreement or the other Workout Documents (but not the Credit Documents or Sections 13 through 16 of the Cash Flow Assignment Agreement) or the Management Contracts (other than to enforce the Borrower Parties'rights under this Agreement, the other Workout Documents or the Management Contract), or without limiting the foregoing, in the event any transfer of title to any of the Projects to KCCI is set aside or otherwise voided by a bankruptcy court or the Borrower Parties, or any trustee appointed for either of them, fails to use commercially reasonable efforts to cooperate fully with KCCI as provided in Section 6.3(d), or opposes or attempts to enjoin KCCI's efforts to obtain relief from any stay imposed by a federal bankruptcy court against judicial or non-judicial foreclosure or similar proceedings initiated by KCCI with respect to any of the Projects or seeks to enjoin or oppose any effort by KCCI to foreclose or to obtain delivery of the Transfer Documents;

(ix)          either Borrower or Company initiates, consents to or acquiesces in the filing of a motion or an adversary proceeding under the Bankruptcy Code seeking to reject or avoid the obligations of either of the Borrower Parties under this Agreement or the Workout Documents, including any obligations under the Management Contracts; or an order is entered in a bankruptcy case of either of the Borrower Parties rejecting or avoiding the obligations of either of the Borrower Parties under this Agreement or the Workout Documents, including any obligations under the Management Contracts; or

(x)          in the event the Projects or any portion thereof become the property of any bankruptcy estate or the subject of any state, federal or other bankruptcy dissolution, liquidation, or insolvency proceeding or other laws providing for the relief of debtors (other than Company's equity interest in Borrower or Company's rights under the Management Contracts, the Credit Documents, the Project Leases or the Workout Documents); or either of Borrower Parties contends or alleges in any pleading or petition filed in any court proceeding that (A) the fair and true market value of the Projects as of the Effective Date is greater than the indebtedness outstanding under the Loans evidenced and secured by the Credit Documents as of the Effective Date; (B) any one or more of the Projects is necessary for an effective re-organization of Borrower; or (C) that Borrower has a reasonable likelihood to successfully reorganize its financial affairs in bankruptcy, or seeks to stay, interdict, condition, reduce or inhibit the ability of KCCI to enforce any rights it has by virtue of this Agreement or the Credit Documents or objects to the appointment of a receiver to take possession of all Collateral upon KCCI's request, or alleges that any grounds exist for equitable relief (including, without limitation, entitlement to or extension of the automatic stay or a supplemental stay) which would bar, delay or impede the exercise by KCCI of KCCI's rights and remedies against Borrower Parties or otherwise (other than actions by either of Borrower Parties to enforce the terms of this Agreement and/or any of the Workout Documents;

(xi)          (A) Company shall fail to obtain, within sixty (60) days after the date of the filing (the "Filing Date") of any petition by Company for reorganization under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"), an order granting to KCCI an administrative expense claim pursuant to Section 364(c)(1) of the Bankruptcy Code having priority over any and all administrative expenses of the kind specified in Section 503(b) or 507(b) of the Bankruptcy Code (a "Super-Priority Administrative Expense Claim") in an amount equal to the accrued but unpaid expenses incurred by Company or Borrower in connection with the operation of the Projects as of the Filing Date, including the obligation to make Debt Service Payments (collectively the "Accrued Obligations"); (B) Company shall fail to satisfy the Super-Priority Administrative Expense Claim within two (2) Business Days after the date the order referred to in clause (A) of this Section 7.1(a)(xi) has been issued and such order is no longer subject to appeal; and (C) Company shall fail to obtain (i) an interim order within ten (10) days after the Filing Date, and (ii) a final order thereafter, authorizing and directing Company to use cash received from the operation of the Projects for the purpose of paying expenses of the Projects (including Debt Service Payments), as provided in the Workout Documents or thereafter shall fail to so use such cash;

(xii)          either of Borrower Parties shall be convicted of a crime in connection with the management or operation of a Project;

(xii)          either of Borrower Parties shall have committed fraud, or misappropriation of funds in connection with the management or operation of any Project (other than an Inadvertent Failure or an Unauthorized Failure);

(xiv)          either of Borrower Parties shall breach its obligations under Section 4.1(x);

(xv)          a plan of reorganization of Company, or of Company and certain of its subsidiaries and affiliates other than Borrower) is confirmed which does not provide for the assumption by Company of this Agreement and the Workout Documents (including the Management Contracts) pursuant to 11 U.S.C. Section 365 and the immediate cure of any delinquencies thereunder; or

          (b)         (i)          Any of the following events (each, a "Section 7.1(b) Event," and collectively, "Section 7.1(b) Events") shall occur:

(A)         Company shall lose its license to operate one or more of the Projects managed by Company;

(B)         regulatory authorities shall subject a Project managed by Company to a "do not admit" order or any similar order that generally restricts the admission or retention of residents, other than orders that limit the admission or retention of certain acuity or special needs residents due primarily to regulatory interpretation of the limits of applicable licensing as opposed to findings of inadequate care at such Project(s);

(C)         either of Borrower Parties shall be named as a defendant in a criminal indictment related to such party's ownership or management of a Project and such indictment arises out of such Borrower Party's actual failure to comply with any Legal Requirements (irrespective of whether a conviction is obtained) and which non-compliance has a Material Adverse Effect;

(D)          either of Borrower Parties shall have committed waste in connection with the management or operation of any Project;

(E)         either of Borrower Parties shall have breached its respective representations and warranties pursuant to Section 3.1 of this Agreement, which breach shall have a Material Adverse Effect;

(F)         either of Borrower Parties shall breach any of Sections 2.1 or 4.1(c), (d), (f), (i), (j), (k), (o), (q), (s), (t), (u), (v) or (w) of this Agreement;

(G)         either of Borrower Parties shall breach any of Section 4.2(a), (b), (c), (d) or (e) of this Agreement;

(H)         Borrower shall breach Section 5.1 of this Agreement;

(I)         either Borrower or Company fails to deposit or to direct residents or other payors to deposit the Project Revenues to the designated Collection Account due to an inadvertent error, such as miscoding of bar codes (an "Inadvertent Failure"); or

(J)         either of Borrower Parties shall have committed fraud, or misappropriation of funds in connection with the management or operation of any Project, due to unauthorized misconduct by a "rogue" employee (an "Unauthorized Failure"); or

(K)         Borrower or Company shall breach Section 5.4 of this Agreement.

          (ii)         KCCI shall have given Borrower Parties notice of such Section 7.1(b) Event (which notice shall specifically identify such event as a "Section 7.1(b) Event") and, in the case of a Section 7.1(b) Event described in items (B), (C), (D), (F), (G), (I), (J) or (K) above, an opportunity to cure such event during the applicable cure period for such event provided in Section 6.1(b) hereof (the "Cure Period"); provided, however, that if Section 6.1(b) provides that the cure period shall be measured from any earlier notice to one of Borrower Parties from the applicable governmental or regulatory authority, then the cure period for purposes of this Section 7.1(b) likewise shall run from the date of such notice from the applicable governmental or regulatory authority; and

         (iii)         Prior to (aa) in the case of a Section 7.1(b) Event described in items (B), (C), (D), (F), (G), (I), (J) or (K) above, the lapse of the applicable Cure Period; or (bb) in the case of a Section 7.1(b) Event described in item (A) above, fifteen (15) days after the date of notice thereof to one of Borrower Parties from the applicable governmental or regulatory authority; (cc) in the case of a Section 7.1(b) Event described in item (E) above, fifteen (15) days after KCCI's notice to Borrower Parties with respect thereto, or (dd) in the case of a Section 7.1(b) Event described in item (H) above, three (3) days after KCCI's notice to Borrower Parties with respect thereto, Borrower Parties shall have failed to offer to pay to KCCI, in cash, on or before the Cure Payment Date an amount equal to or in excess of the Cure Payment Amount for such Section 7.1(b) Event (such offer the "Cure Offer") or, if a Cure Offer has been made, has failed to make payment thereof to KCCI as contemplated hereby. "Cure Payment Date" shall mean the first Business Day thirty (30) days following the date upon which Borrower Parties shall give a Cure Offer to KCCI with respect to such Section 7.1(b) Event; provided, however, that in the case of a Section 7.1(b) Event described in item (H) or (K) above, the Cure Payment Date shall be the third (3rd) day after KCCI's notice to Borrower Parties with respect thereto; provided, further, however, that in the event of a good faith dispute as to the amount of any Debt Service Payment, the Cure Payment Date shall be extended until two (2) Business Days after such disputed amount is determined, whether by the parties or the Consultant, but such extension shall not relate to any undisputed portion of such Debt Service Payment. "Cure Payment Amount" shall be the reasonably estimated amount of the diminution of economic value suffered by the Project(s) due to the Section 7.1(b) Event, such amount to be determined by the mutual agreement of Company and KCCI or, in the absence of any such mutual agreement, by Senior Living Valuation Services, Inc. (the "Consultant"); provided, however, that in the case of a Section 7.(b) Event described in item (H) above, the Cure Payment Amount shall be the Debt Service Payment at issue, plus interest at the rate provided for in the Credit Agreement in the case of a Default under Section 10(a) thereof for the period from the original due date for such payment under Section 5.1 of this Agreement until it is paid; and provided, however, that, in the case of any other Section 7.1(b) Event, the Cure Payment Amount likewise shall include interest at the rate provided for in the Credit Agreement in the case of a Default under Section 10(a) thereof for the period from the original due date for such payment or for performance of such obligation under the Workout Documents, as the case may be, until the Cure Payment Amount is paid. If, prior to the Cure Payment Date, Company and KCCI shall not be in agreement as to the Cure Payment Amount, the parties hereto shall promptly cooperate in submitting the determination of the Cure Payment Amount to the Consultant. The Borrower Parties and KCCI will request that the Consultant make its determination thereof within thirty (30) days after submission of the issue to the Consultant, but the parties recognize that a reasonable additional amount of time may be needed due to prior commitments of the Consultant. The Consultant's determination of the Cure Payment Amount shall be final, non-appealable and binding upon the parties, and the Cure Payment Date shall be extended until two (2) Business Days following notice from the Consultant to Borrower Parties of its determination of the Cure Payment Amount.

          (iv)         The parties acknowledge that a default under Section 6.1 may also be a Section 7.1(b) Event, and that KCCI is not obligated to characterize a default as a Section 7.1(b) Event if KCCI is exercising its rights and remedies under the Workout Documents (other than Sections 13 through 16 of the Cash Flow Assignment Agreement) rather than its rights and remedies under the Credit Documents or under Sections 13 through 16 of the Cash Flow Assignment Agreement. If, as referenced above in Section 7.1(b)(ii), KCCI gives Borrower Parties notice of a default that is included in the term "Section 7.1(b) Event", but does not specifically identify such event as a "Section 7.1(b) Event", then such event will not become a Fundamental Breach Event unless and until the notice contemplated by the first sentence of Section 7.1(b)(ii) is given, with specific identification of the default as a "Section 7.1(b) Event" and subsequent thereto the applicable Cure Payment Amount, if any, is not timely paid pursuant to Section 7.1(b)(iii) hereof.

         7.2          Standstill. Unless and until a Fundamental Breach Event shall occur, Lenders shall not sue Company or Borrower or otherwise exercise any right or remedy under the Credit Documents or Sections 13 through 16 of the Cash Flow Assignment Agreement, except as expressly permitted under this Agreement and the Workout Documents (the "Forbearance Covenant").

          7.3          Lenders'Covenant Not to Sue as to Deficiency.

(a)          Lenders shall execute and deliver to Company and Borrower a covenant not to sue Company or Borrower as to any deficiency claim held by them as to the Loans (the "Covenant Not to Sue") upon the first of the following dates to occur, provided that Section 7.3(b) of this Agreement does not apply:

(i)         the date upon which the Release Conditions shall be satisfied and (1)          sale, refinancing and/or completion of transition of management of all of the Projects (including the License Transfer Obligations, if applicable) shall have occurred, or

(2)          the Escrow Closing Date shall have occurred, or,

(ii)          if the Release Conditions shall not have been satisfied as of the first to occur of the dates referenced in clauses (i)(1) and (2) above because a Pending Fundamental Breach Event shall be in existence on such date, the date upon which a Cure Offer with respect thereto shall have been timely paid pursuant to Section 7.1(b)(iii) hereof, or the date upon which such Pending Fundamental Breach Event otherwise is cured in accordance herewith

(such date, the "Borrower Party Release Date"). For purposes hereof, the "Release Conditions" shall be deemed satisfied as of a particular date if neither (y) a Fundamental Breach Event shall have occurred prior to such date, nor (z)(i) any event shall have occurred and be continuing as of such date which, with notice and/or the lapse of any applicable cure period without a cure, would be a Fundamental Breach Event (such event, a "Pending Fundamental Breach Event") or, (ii) if a Pending Fundamental Breach Event has occurred prior to such date, a Cure Offer shall not have been timely paid with respect to such Pending Fundamental Breach Event pursuant to Section 7.1(b)(iii) hereof, or such Pending Fundamental Breach Event otherwise shall not have been cured in accordance herewith.

(b)          Notwithstanding Section 7.3(a) of this Agreement, if as of the Borrower Party Release Date the conditions for the Lenders'execution and delivery of the Covenant Not to Sue have been satisfied but any license of the Company is being utilized by a third party in accordance with and pursuant to Section 9.2 of a Management Contract, then:

(i)          The obligation of the Lenders to execute and deliver the Covenant Not to Sue pursuant hereto shall be deferred until such time as the first to occur of:

(A)          no third parties are utilizing any license of the Company pursuant to and in accordance with Section 9.2 of a Management Contract or

(B)          no third parties are entitled to utilize any license of the Company pursuant to and in accordance with Section 9.2 of a Management Contract (including, without limitation, circumstances in which the indemnity required by Section 9.2 of the applicable Management Contract is not provided or the time period for third parties to utilize a license as specified in Section 9.2 of the applicable Management Contract shall have expired) (such earlier date, the "Delayed Release Date") and,

(ii)          if the obligation of the Lenders to execute and deliver the Covenant Not to Sue is so deferred as provided by clause (i) of this Section 7.3(b), then upon the Delayed Release Date the Lenders shall execute and deliver to Company and Borrower the Covenant Not to Sue unless the Company shall have failed to permit a license to be utilized by a third party pursuant to and in accordance with Section 9.2 of a Management Contract, and such failure has resulted in a Fundamental Breach Event pursuant to Section 7.1 of this Agreement (such circumstances, a "Delayed Release Default"), it being the parties intent that if the conditions (excluding the provisions of this Section 7.3(b)) for the Lenders'execution and delivery of the Covenant Not to Sue are satisfied on the Borrower Party Release Date, the only remaining condition to the Lenders'obligation to execute and deliver the Covenant Not to Sue on the Delayed Release Date shall be the absence of a Delayed Release Default arising during the period commencing on the Borrower Party Release Date and ending on the Delayed Release Date.

(c)          Notwithstanding the foregoing, if prior to the Borrower Party Release Date or any Delayed Release Date, if applicable, a plan of reorganization of Company (and/or certain of its subsidiaries and affiliates other than Borrower) is confirmed pursuant to an order under Section 1129 of the Bankruptcy Code and such plan shall no longer be subject to appeal (the first Business Day upon which such circumstances shall be applicable, the "Plan Confirmation Date"), and provided that

(i)          such plan provides for the assumption by Company of this Agreement and the Workout Documents (including without limitation the Management Contracts) pursuant to 11 U.S.C. § 365 and the immediate cure of any delinquencies thereunder,

(ii)          no Fundamental Breach Event shall have occurred prior to such Plan Confirmation Date and

(iii)          no Pending Fundamental Breach Event shall be pending and continuing without timely payment of a Cure Offer with respect thereto or other cure in accordance herewith as of such Plan Confirmation Date.

Lenders shall execute and deliver such Covenant Not to Sue contemporaneous with, and effective upon, such Plan Confirmation Date.

(d)          At such time as the conditions set forth in this Section 7.3 to the Lenders'obligation to deliver the Covenant Not to Sue are incapable of being satisfied, then Lenders reserve their rights to prosecute their claims, including without limitation, those as to any deficiency.

(e)          Without limiting the obligations of Borrower and Company under Article II of this Agreement, the failure to occur of any or all of the Performance Conditions shall not itself constitute a breach of the obligations of Borrower or Company under this Agreement and the Workout Documents.

          7.4          Borrower Parties'Release of and Covenant Not to Sue Lenders. Borrower Parties, and each of them, jointly and severally, on behalf of themselves and all of their respective successors and assigns, do hereby remise, release, acquit, satisfy and forever discharge each of Lenders and each of their respective officers, directors, employees, agents, attorneys, representatives, participants, predecessors, subsidiaries, affiliates, successors and assigns (the "Lender Released Parties"), from any and all manner of debts, accounts, warranties, representations, covenants, contracts, agreements, liabilities, obligations, expenses, damages, actions, claims, counter-claims, demands, causes of action, suits, defenses, offsets against the Obligations of any nature whatsoever, whether at law or in equity, known or unknown, either now accrued or hereafter maturing, in contract or in tort, at law or in equity, (the "Claims") which Borrower Parties, or any of them, now has or hereafter can, shall or may have against KCCI or Lenders, jointly or severally, by reason of any matter, cause or thing, from the beginning of the world to and including the date of this Agreement, including specifically, but without limitation, matters arising out of or relating to, in whole or in part, directly or indirectly: (a) the Loans; (b) the Credit Documents or the indebtedness evidenced and secured thereby; or (c) the Projects (the "Borrower Parties'Release"); provided, however, nothing herein shall release or diminish the Borrower Parties'respective rights under this Agreement and the Workout Documents, which rights shall survive this Agreement. Further, Borrower Parties, jointly and severally, for themselves and all of their respective heirs, successors and assigns, hereby covenant and agree never to institute or cause to be instituted or continue prosecution of, or participation in, any suit or other form of action or proceeding of any kind or nature against any of Lenders or any subsidiaries or affiliates of any of Lenders, or any of their respective officers, directors, employees, agents, attorneys, representatives, participants, predecessors, subsidiaries, affiliates, successors or assigns, by reason of or in connection with any of the foregoing matters arising prior to or through the date of this Agreement other than to enforce the terms of this Agreement and/or any of the Workout Documents (the "Borrower Parties'Covenant Not to Sue").

         7.5          Lenders'Release of Borrower Parties. On the date the Lenders shall first be obligated to execute and deliver the Covenant Not to Sue pursuant to Section 7.3 hereof (the "Section 7.3 Date") provided that simultaneous therewith the Borrower Parties shall execute and deliver a supplemental release and a supplemental covenant not to sue in favor of the Lender Released Parties covering all of the matters specified in the Borrower Parties'Release and the Borrower Parties Covenant not to Sue through the Section 7.3 Date as well as all Claims of the Borrower Parties under this Agreement and the Workout Documents, (i) KCCI and Lenders, and each of them, jointly and severally, on behalf of themselves and all of their respective successors and assigns will provide written confirmation that they do remise, release, acquit, satisfy and forever discharge each of Borrower Parties and each of their respective officers, directors, employees, agents, attorneys, representatives, predecessors, subsidiaries, affiliates, successors and assigns, from any and all manner of debts, accounts, warranties, representations, covenants, contracts, agreements, liabilities, obligations, expenses, damages, actions, claims, counter-claims, demands, causes of action, suits or defenses of any nature whatsoever, whether at law or in equity, known or unknown, either now accrued or hereafter maturing, in contract or in tort, at law or in equity, which KCCI or Lenders, or any of them, now has or hereafter can, shall or may have against Borrower Parties, jointly or severally, by reason of any matter, cause or thing, from the beginning of the world to and the Section 7.3 Date, arising out of or relating to, in whole or in part, directly or indirectly: (a) the Loans; (b) the Credit Documents or the indebtedness evidenced and secured thereby; (c) the Projects; (d) this Agreement or (e) the other Workout Documents (but excluding any unrelated loans or indebtedness) and (ii) KCCI and Lenders, jointly and severally, for themselves and all of their respective heirs, successors and assigns, hereby covenant and agree never to institute or cause to be instituted or continue prosecution of any suit or other form of action or proceeding of any kind or nature against any of Borrower Parties or any subsidiaries or affiliates of any of Borrower Parties, or any of their respective officers, directors, employees, agents, attorneys, representatives, participants, predecessors, subsidiaries, affiliates, successors or assigns, by reason of or in connection with any of the foregoing matters, claims or causes of action arising prior to or through the Section 7.3 Date, other than to enforce the terms of this Agreement and/or any of the Workout Documents; provided, however, that the foregoing release and covenant not to sue shall not apply to the rights of any Indemnified Person pursuant to Section 7.6. Without limiting the foregoing, the release provided for above in this Section 7.5 shall be void ab initio and of no force or effect if any of Borrower Parties breaches its agreement under the second sentence of Section 7.4 above or if any Transfer Documents delivered to KCCI, or its designee, pursuant to this Agreement or the release by Borrower Parties of the Lenders set forth in Section 7.4 of this Agreement is ever rendered void, is rescinded or adjudicated unenforceable by operation of law or by order of any state or federal court of competent jurisdiction, by reason of an order arising out of any claim or proceeding initiated or commenced in favor of, against, or on behalf of or in concert with, directly or indirectly, any of Borrower Parties.

         7.6         Borrower Parties'Indemnification of KCCI and Lenders.

(a)          In the event any Project is conveyed to KCCI, its designee or any entity procured by or at the behest of KCCI or the Lenders, Borrower Parties hereby irrevocably covenant and agree, on a joint and several basis, to indemnify, save, defend and hold harmless each Lender and the Collateral Agent, each counterparty to any Designated Hedge Agreement, any grantee of the Project, their respective officers, directors, employees, representatives and agents, and the successors and assigns of each of the foregoing (any or all of such persons being individually referred to herein as an "Indemnified Person" and collectively referred to herein as the "Indemnified Persons" and each such reference shall refer jointly and severally to each such Indemnified Person), from and against the full amount of any and all actions, claims, costs, damages, defenses, demands, disbursements, expenses, fees, fines, judgments, lawsuits, liabilities, liens, losses, obligations, penalties and/or proceedings (including, but not limited to, all reasonable attorneys'fees and all other professional or consultant's expenses) incurred in respect of, as a consequence of, or in connection with any of the Projects and which arose or accrued prior to the date of such transfer of the Project (but excluding the Loans) ("Losses"). The foregoing indemnification shall not extend to Losses incurred or suffered by any Indemnified Person which are directly attributable to (i) the gross negligence or willful misconduct of any Indemnified Person; or (ii) events or circumstances affecting the Project which occurred following such time as (A) any Indemnified Person shall have indefeasibly succeeded to Borrower's interest in such Project (whether by foreclosure or transfer of title in lieu of foreclosure) to the exclusion of the Indemnitors, or (B) management of the Project is transferred to a party other than either of Borrower Parties in accordance with the Workout Documents, except to the extent that the Losses include claims arising due to breaches of or non-compliance with obligations of a Borrower Party prior to the occurrence of the events described in clause (ii) above or negligence or willful misconduct of a Borrower Party after the occurrence of the events described in clause (ii)(B) above; provided, however, that the foregoing provisions of this sentence shall not limit or otherwise affect Company's indemnification obligations under the Management Contracts, as referenced in Section 9(a)(ii) of the Cash Flow Assignment Agreement. To the extent that the undertaking to indemnify, pay or hold harmless any Indemnified Person set forth in this Agreement may be unenforceable because it is violative of any law or public policy, the Indemnitors shall make the maximum contribution to the payment and satisfaction of each of the Losses and other liabilities and amounts as to which indemnification is intended hereunder which is permissible under applicable law.

(b)         If any Indemnified Person receives written notice of (i) the commencement of any judicial, quasi-judicial, administrative or governmental proceeding brought involving any matter which may give rise to Losses hereunder, in which such Indemnified Person is named as a defendant, in each case which could reasonably be expected to result in a claim for indemnification by such Indemnified Person under this Agreement, it shall promptly notify the Collateral Agent thereof in writing and the Collateral Agent will, in turn, promptly notify the Indemnitors thereof in writing; provided, however, that the failure to give any such notice will not constitute a waiver of any right of any Indemnified Person (i) to any advance or indemnification hereunder except to the extent that the Indemnitors may be materially prejudiced by the failure of the Collateral Agent to give such notice to it, but then only to the extent of such prejudice, or (ii) to release the Indemnitors from any obligation to indemnify any Indemnified Person which the Indemnitors may otherwise have to any Indemnified Person.

(c)          (i) Upon request of any Indemnified Person, the Indemnitors shall defend any and all claims and proceedings relating to any [claims] that may be brought or asserted against such Indemnified Person in connection with or arising out of any of the matters covered by the indemnification provisions of this Agreement. In the event that the Indemnitors are defending an Indemnified Person, the Indemnitors may settle an claim against such Indemnified Person, including one which is the subject of a Proceeding, provided that (A) such settlement results in the complete release of such Indemnified Person, with prejudice, from any such claim (and any such Proceeding), (B) such settlement does not require the payment of any sum, the taking of any action, the making of any admission of culpability, or the incurrence of any obligation, by such Indemnified Person, and (C) contemporaneously with such settlement, such Indemnified Person is fully reimbursed for any Losses incurred in connection with such claim (and any such proceeding).

         (ii) In the event an Indemnified Person has required the Indemnitors pursuant to the provisions of section 7.6(c)(i) to defend it in respect of any matter, such defense shall be conducted by reputable attorneys retained by the Indemnitors, reasonably satisfactory to the Indemnified Person, at the Indemnitors'sole cost and expense. In addition, the Indemnified Person shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing. In such case, the Indemnified Person shall be responsible for the cost of such participation unless the Indemnified Person shall have concluded in its reasonable discretion that the interest of the Indemnified Person and of the Indemnitors in the action conflict in such a manner and to such an extent as to require, consistent with applicable standards of professional responsibility, the retention of separate counsel for the Indemnified Person, in which event the Indemnitors shall pay for all reasonable attorneys'fees and expenses of such separate counsel chosen by the Indemnified Person. If the Indemnitors do not timely commence any such defense, the Indemnified Person may conduct, at the Indemnified Person's expense, the defense of such matter and the Indemnitors will be obligated to indemnify such Indemnified Person for all Losses in connection therewith, including, without limitation, the amount of any adverse final judgment or decree rendered in such matter and all costs and expenses incurred in connection with the defense of such matter including reasonable attorneys' fees.

ARTICLE VIII
CLOSING OF AGREEMENT; ESTABLISHMENT AND CLOSING OF ESCROW

          8.1          Closing Location. The Closing shall occur on the Closing Date at the offices of KCCI's legal counsel, Thompson Hine LLP, located at 3900 Key Tower, 127 Public Square, Cleveland, Ohio 44114-1219. Satisfaction of all closing conditions and requirements shall be determined by KCCI in its sole discretion. The Closing under this Agreement shall occur as to all Projects on the same date.

          8.2          Deeds in Escrow Agreement.

(a)         At Closing, Borrower Parties and KCCI shall enter into the Deeds in Escrow Agreement with the Escrow Agent in the form attached hereto in Exhibit O.

(b)          At Closing, Borrower Parties shall deposit into escrow with the Escrow Agent two (2) fully executed originals of each of the Transfer Documents for each of the Projects.

          8.3          Closing Deliveries Relating to Collection Account. At Closing, Borrower Parties shall perform the following covenants:

(a)         deliver to KCCI the Debt Service Payments by wire transfer of funds immediately available in Cleveland, Ohio;

(b)          deliver to KCCI the executed Cash Flow Assignment Agreement;

(c)          establish the Collection Account; and

(d)          deliver to KCCI the Collection Account Agreement, executed by Borrower Parties and the depository institution.

          8.4          Other Closing Deliveries. At or prior to Closing, Borrower Parties shall deliver to KCCI an executed original of each of the following:

(a)         Secretary's Certificate/ Incumbency Certificate for Borrower;

(b)         Authorizing Resolution for Borrower;

(c)          Secretary's Certificate / Incumbency Certificate for the manager of Borrower;

(d)          Authorizing Resolution for Borrower's manager;

(e)          Secretary's Certificate/ Incumbency Certificate for Company;

(f)          Authorizing Resolution for Company;

(g)          Release of Brokerage Commission from Cohen & Steers;

(h)         Insurance policies and certificates as referenced in Section 3.1(f);

(i)          Certification of Revenue Journals;

(j)

Amendment to Operating Agreement;

(k)         Amendments to Management Contracts; and

(l)         Legal Opinion of Borrower Parties'counsel.

          8.5          Closing Costs. At Closing, KCCI shall pay its closing costs, including title insurance premiums and charges, recording charges, due diligence expenses, management consultants'fees and attorneys'fees and expenses, and other costs, expenses and charges incurred by KCCI in connection with documentation and closing of the transaction contemplated by this Agreement. Borrower and Company shall pay their respective closing costs, including management consultants'fees and attorneys'fees and expenses, and other costs, expenses and charges incurred by Borrower and Company in connection with documentation and closing of the transaction contemplated by this Agreement.

ARTICLE IX

MISCELLANEOUS

          9.1         Miscellaneous.

          (a)          No Limitation of Remedies. No right, power or remedy conferred upon or reserved to or by KCCI in this Agreement is intended to be exclusive of any other right, power or remedy conferred upon or reserved to or by KCCI hereunder or any of the other Workout Documents, or under the Credit Documents or at law or in equity, but each and every remedy shall be cumulative and concurrent, and shall be in addition to each and every other right, power and remedy given hereunder, under the other Workout Documents, under the Credit Documents or now or hereafter existing at law or in equity.

          (b)          No Waivers. Except as specifically and expressly set forth in this Agreement and the other Workout Documents, nothing contained in this Agreement and the other Workout Documents shall constitute a waiver of any rights or remedies of KCCI under the Credit Documents and at law and in equity. No delay or failure on the part of KCCI in exercising any right, power or privilege hereunder or under the other Workout Documents, and no course of dealing between KCCI and Borrower and/or Company, shall operate as a waiver thereof; nor shall any single or partial exercise by KCCI of any right, power or privilege hereunder or under the other Workout Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. No notice to or demand on Borrower or Company in any case shall entitle Borrower or Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of KCCI to any other or further action in any circumstances without notice or demand. No action or forbearance by KCCI contrary to the provisions of this Agreement or of any of the other Workout Documents shall be construed to constitute a waiver of any of the express provisions hereof or thereof. Any party may in writing expressly waive any of such party's rights under this Agreement or under any of the other Workout Documents without invalidating this Agreement or the other Workout Documents or any portion hereof.

         (c)         Marshalling. Borrower Parties, for themselves and all Persons who may claim by, through or under them, waive to the extent that they lawfully may do so, all right to have the Projects or any portion thereof marshaled upon any foreclosure sale thereof.

          (d)          No Partnership, Joint Venture, Agency or Fiduciary Duty. Neither this Agreement nor any other Workout Document is intended or shall be construed as creating a partnership or joint venture between Borrower Parties, on the one hand, and KCCI on the other hand; and the relationship of KCCI to Borrower Parties shall be solely that of "lender" and "borrower", and no fiduciary duty of KCCI to Borrower Parties or any of them, of any nature whatsoever, exists or will hereafter exist. In no event shall KCCI be liable for debts or claims accruing or arising against Borrower Parties or any of them. KCCI neither undertakes nor assumes any responsibility or duty to any Borrower Party or to another person with respect to the Collateral or the financial condition or operations of any Borrower Party. Any approval, consent or other judgment to be given or made by KCCI under this Agreement may be given, made or withheld by KCCI in its sole discretion. This Agreement grants KCCI certain rights as a creditor such as the right to inspect the Projects, to review the books of Borrower Parties, to approve of certain matters, and so forth. These rights are granted KCCI for the exclusive benefit of KCCI and to preserve KCCI's rights as a creditor loaning money to Borrower, and not for the benefit of Borrower, Company or any other Borrower Party or any other person. Nothing in this Agreement shall require or obligate KCCI to inspect the Projects or the books of any Borrower Party. Borrower Parties acknowledge and agree that:

(i)         they are relying entirely upon their own judgment and are solely responsible with regard to Borrower's operations and financial condition, and all matters relating to the Collateral and Borrower's property, including the conduct of Borrower and its agents and employees;

(ii)         Acceptance, approval or review by KCCI of any documents, information, conditions or performance or any other action by KCCI under this Agreement or the Credit Documents are for the purposes of administration of the Loans only and for the sole protection of KCCI, and shall not constitute a representation or warranty by KCCI to Borrower or any other Borrower Party or any other person or be relied upon by any Borrower Party or any other person for any other purpose; and

(iii)         KCCI does not owe any duty of care to protect any Borrower Party or any other person for any loss, damage, liability or claim of any kind as a result of any negligent, faulty, inadequate or defective design, building, construction of Borrower's property, or any negligent or wrongful conduct of Borrower or any of its employees or occurrence or the improper application of all or any portion of the Loans.

          (e)          Predecessors, Successors or Assigns; Survival of Terms. Whenever in this Agreement or any of the other Workout Documents any party is named or referred to, the heirs, executors, legal representatives, predecessors, successors, successors-in-title and assigns of such parties shall be included, and all covenants and agreements contained in this Agreement and the other Workout Documents shall bind and inure to the benefit of their respective heirs, executors, legal representatives, predecessors, successors, successors-in-title and assigns, whether so expressed or not and shall survive a foreclosure sale or other exercise of rights under any one or more of the Credit Documents.

          (f)          Construction of Agreement. Each party acknowledges that it has participated in the negotiation of this Agreement and the other Workout Documents, and no provision of this Agreement and the other Workout Documents shall be construed against or interpreted to the disadvantage of any party hereto or thereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, dictated or drafted such provision. Borrower Parties, and each of them, at all times have had access to an attorney in the negotiation of the terms of and in the preparation and execution of this Agreement and the other Workout Documents, and Borrower Parties, and each of them, has had the opportunity to review and analyze this Agreement and the other Workout Documents for a sufficient period of time prior to the execution and delivery thereof. No representations or warranties have been made by or on behalf of KCCI, or relied upon by Borrower Parties, or any of them, pertaining to the subject matter of this Agreement and the other Workout Documents and all prior statements, representations and warranties, if any, are totally superseded and merged into this Agreement and the other Workout Documents. All terms of this Agreement and the other Workout Documents were negotiated at arm's length and were prepared and executed without fraud, duress, undue influence or coercion of any kind exerted by any of the parties upon the others.

         (g)          Invalid Provision to Affect No Others. If any clause or provision of this Agreement is determined to be illegal, invalid or unenforceable under any present or future law by the final judgment of a court of competent jurisdiction, the remainder of this Agreement will not be affected thereby. It is the intention of the parties that if any such provision is held to be illegal, invalid or unenforceable, there shall be added in lieu thereof a provision as similar in terms to that provision as is possible which will be legal, valid and enforceable.

         (h)          No Admissions. Borrower Parties expressly acknowledge and agree that the waivers, estoppels and releases contained in this Agreement and the other Workout Documents shall not be construed as an admission of wrongdoing, liability or culpability on the part of KCCI, or as an admission by KCCI of the existence of any claims of any of Borrower Parties against KCCI.

         (i)          Third Parties Beneficiary. All conditions of the obligations of KCCI and Borrower Parties hereunder are imposed solely and exclusively for the benefit of KCCI and Borrower Parties and their respective successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or obligations in accordance with their terms or be entitled to assume that KCCI or Borrower Parties will refuse to act in the absence of strict compliance with any or all thereof, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by KCCI or Borrower Parties, as the case may be, at any time if in their sole discretion they deem it desirable to do so.

         (j)          Notices. Notwithstanding anything to the contrary in any of the Credit Documents, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile transmission or cable communication), signed by the party giving such notice or election, and mailed, telegraphed, telexed, transmitted, cabled or delivered, as follows:

If to any of Borrower Parties:

ALTERRA HEALTHCARE CORPORATION
10000 Innovation Drive
Milwaukee, Wisconsin 53226
Attention: Mr. Mark Ohlendorf
Telephone: 414-918-5403
Facsimile: 414-918-5055

With a copy to:

ROGERS & HARDIN
229 Peachtree Street - Suite 2700
Atlanta, Georgia 30313
Attention: Alan C. Leet
Telephone: 404-420-4616
Facsimile: 404-525-2224

If to KCCI:

KEY CORPORATE CAPITAL INC.
127 Public Square
Cleveland, Ohio  44114
Attention:  Mr. Arthur Cutler
Telephone: 216-689-0854
Facsimile: 216-689-8468

With a copy to:

THOMPSON HINE LLP
3900 Key Center
127 Public Square
Cleveland, Ohio  44114-2191
Attention: Alan R. Lepene, Esq.
Telephone: 216-566-5520

Facsimile: 216-566-5800

or at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, and shall be effective when received. The effectiveness of such notice will not be affected by the giving or lack thereof of courtesy copies of such notice.

(k)          Governing Law. This Agreement involves multiple real properties located in a number of different jurisdictions, and multiple parties located in a number of different jurisdictions. In light of such factors and the fact that the principal place of business of KCCI is presently located in Cleveland, Ohio, the parties have determined that this Agreement shall be governed by and construed under the law of the State of Ohio, and that it would be appropriate for Borrower Parties to expressly submit to the jurisdiction of certain courts sited in the State of Ohio. Accordingly: THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF OHIO. NOTWITHSTANDING THE FOREGOING, IF ANY OTHER WORKOUT DOCUMENT PROVIDES THAT THE LAW OF ANOTHER JURISDICTION SHALL GOVERN SUCH WORKOUT DOCUMENT IN WHOLE OR IN PART, THEN THE CHOICE OF LAW MADE IN SUCH WORKOUT DOCUMENT SHALL GOVERN THAT WORKOUT DOCUMENT. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF OHIO GOVERNS THIS AGREEMENT AND (EXCEPT AS AFORESAID) ANY OTHER WORKOUT DOCUMENT.

(l)          Headings. The headings of the several sections and other portions of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

(m)          Modifications. The terms of this Agreement and the other Workout Documents may not be changed, modified, waived, discharged or terminated orally, but only by an instrument or instruments in writing, signed by the party against whom the enforcement of the change, modification, waiver, discharge or termination is asserted.

(n)          Time of Essence. It is specifically agreed that time is of the essence with respect to this Agreement and the other Workout Documents and that the waiver of the rights or options, or obligations secured hereby, shall not at any time thereafter be held to be abandonment of such rights.

(o)          Counterparts. This Agreement may be executed in any number of counterparts by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same Agreement.

(p)          Meaning of Best Knowledge. Whenever a representation or warranty herein is made by Borrower Parties, or any of them, to the "best knowledge" of such party, "best knowledge" shall be deemed to mean the actual knowledge of the party making the representation or warranty and shall also be deemed to impose upon the party making such representation or warranty a duty to make inquiry of such of the other Borrower Parties or Affiliates as are reasonably likely to have actual knowledge of the subject matter to which such representation or warranty relates.

(q)          Exhibits. The Exhibits and Schedules referred to in this Agreement are incorporated herein by reference thereto and are an integral part of this Agreement as if fully set forth herein.

(r)          Survival. The terms, provisions, covenants, agreements, representations and warranties of Borrower Parties and KCCI under this Agreement and the other Workout Documents shall expressly survive any foreclosure action, any sale of the Projects pursuant to such foreclosure action, the execution and delivery of the Workout Documents, any execution and delivery of the Transfer Documents and the consummation of any or all of the transactions provided for in this Agreement or contemplated hereby and provided for in or contemplated by the Transfer Documents and the Workout Documents.

(s)          No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such person may act) retained by KCCI with respect to the transactions contemplated by this Agreement and the other Workout Documents shall have the right to act exclusively in the interest of KCCI, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Borrower Parties, or to any other person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. Borrower Parties agree not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released or forever discharged.

(t)          CONSENT TO JURISDICTION; VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER WORKOUT DOCUMENT MAY BE BROUGHT IN THE COURT OF COMMON PLEAS OF CUYAHOGA COUNTY, OHIO, OR OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF OHIO, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF BORROWER PARTIES HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. BORROWER PARTIES HEREBY FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO BORROWER PARTIES AT THEIR RESPECTIVE ADDRESSES FOR NOTICES SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF KCCI TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER PARTIES IN ANY OTHER JURISDICTION. BORROWER PARTIES HEREBY IRREVOCABLY WAIVE ANY OBJECTION WHICH EITHER MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER WORKOUT DOCUMENT BROUGHT IN THE COURTS REFERRED TO ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(u)          WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER WORKOUT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement under seal, as of the day and year first above written.

BORROWER PARTIES:

THIRD PARTY INVESTORS I, LLC a Delaware limited liability company By: Alterra Healthcare Corporation, a Delaware corporation, its sole member

By: /s/ Mark W. Ohlendorf
Print Name: Mark W. Ohlendorf
Title: Senior Vice President

ALTERRA HEALTHCARE CORPORATION, a Delaware corporation

By: /s/ Mark W. Ohlendorf
Print Name: Mark W. Ohlendorf
Title: Senior Vice President

KCCI:

KEY CORPORATE CAPITAL INC., a Michigan corporation, as Administrative Agent for Lenders and as a Lender

By: /s/ Arthur E. Cutler
Print Name: Arthur E. Cutler
Title: Senior Vice President

LENDERS

FLEET NATIONAL BANK, as Lender

By: /s/ William P. Dzilenski
Print Name: William P. Dzilenski
Title: Vice President

HUNTINGTON NATIONAL BANK, as Lender

By: /s/ David F. Isler
Print Name: David F. Isler
Title: Senior Vice President